SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 25, 1997

                           IRON MOUNTAIN INCORPORATED
                           --------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                     0-27584                      04-3107342
     --------                     -------                      ----------
  (State or other               (Commission                  (IRS Employer
  jurisdiction of               File Number)               Identification No.)
  incorporation)


                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
          -------------------------------------------------------------
          (Address of principal executive offices, including zip code)




                                 (617) 357-4455
          -------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Records Retention/FileSafe

         Balance Sheets as of December 31, 1996 and 1995
         Balance Sheet as of September 30, 1997 (unaudited)
         Statements of Operations for the years ended December 31, 1996 and 1995 Statements of Operations for the nine months ended September 30, 1997 and 1996 (unaudited)
         Statements of Changes in Partners' Equity for the years ended December
           31, 1996 and 1995
         Statement of Changes in Partners' Equity for the nine months ended
           September 30, 1997 (unaudited)
         Statements of Cash Flows for the years ended December 31, 1996 and 1995 Statements of Cash Flows for the nine months ended September 30, 1997 and 1996 (unaudited)

Allegiance Business Archives, Ltd.

         Balance Sheet as of December 31, 1996
         Balance Sheet as of September 30, 1997 (unaudited)
         Statement of Operations and Retained Earnings for the nine months ended
           December 31, 1996
         Statements of Operations and Retained Earnings for the nine months ended September 30, 1997 and 1996 (unaudited)
         Statement of Cash Flows for the nine months ended December 31, 1996 Statements of Cash Flows for the nine months ended September 30, 1997 and 1996 (unaudited)


HIMSCORP, Inc. and Subsidiaries

         Consolidated Balance Sheets as of December 31, 1996 and 1995 Consolidated Balance Sheet as of September 30, 1997 (unaudited) Consolidated Statements of Income for the year ended December 31, 1996 and for the period February 1, 1995 to December 31, 1995
         Consolidated Statements of Income for the nine months ended September
           30, 1997 and 1996 (unaudited)
         Consolidated Statements of Stockholders' Equity for the year ended
           December 31, 1996 and for the period February 1, 1995 to December 31, 1995
         Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 1997 (unaudited)

         Consolidated Statements of Cash Flows for the year ended December 31,
           1996 and for the period February 1, 1995 to December 31, 1995 Consolidated Statements of Cash Flows for the nine months ended
           September 30, 1997 and 1996 (unaudited)

Arcus Technology Services, Inc.

         Consolidated Balance Sheets as of December 31, 1996 and 1995 Consolidated Balance Sheet as of September 30, 1997 (unaudited) Consolidated Statements of Income for the year ended December 31, 1996
           (successor), for the five months ended December 31, 1995
           (successor), for the seven months ended July 31, 1995 (predecessor)
            and for the year ended December 31, 1994 (predecessor)
         Consolidated Statements of Income for the nine months ended
           September 30, 1997 and 1996 (unaudited)
         Consolidated Statements of Stockholders' Equity for the year ended
           December 31, 1996 (successor), for the five months ended December 31, 1995 (successor), for the seven months ended July 31, 1995 (predecessor), and for the year ended December 31, 1994 (predecessor)
         Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 1997 (unaudited)
         Consolidated Statements of Cash Flows for the year ended December 31,
           1996 (successor), for the five months ended December 31, 1995 (successor), for the seven months ended July 31, 1995 (predecessor) and for the year ended December 31, 1994 (predecessor)
         Consolidated Statements of Cash Flows for the nine months ended
           September 30, 1997 and 1996 (unaudited)

Arcus Group, Inc.

         Consolidated Balance Sheets of December 31, 1996 and 1995
         Consolidated Balance Sheet as of September 30, 1997 (unaudited) Consolidated Statements of Operations for the years ended December 31,
           1996, 1995 and 1994
         Consolidated Statements of Operations for the nine months ended
           September 30, 1997 and 1996 (unaudited)
         Consolidated Statements of Stockholders' Equity for the years ended
           December 31, 1996, 1995 and 1994
         Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 1997 (unaudited)
         Consolidated Statements of Cash Flows for the years ended December 31,
           1996, 1995 and 1994
         Consolidated Statements of Cash Flows for the nine months ended
           September 30, 1997 and 1996 (unaudited)

(c)      Exhibits

Exhibit No.           Item
----------            ----
23.1                  Consent of Ernst & Young LLP (Arcus Group, Inc. and Arcus Technology Services, Inc.)
23.2                  Consent of Arthur Andersen LLP (Arcus Group, Inc.)
23.3                  Consent of Ernst & Young LLP (HIMSCORP, Inc. and Subsidiaries)
23.4                  Consent of Abbott, Stringham and Lynch (Records Retention/FileSafe)
23.5                  Consent of Stout, Causey & Horning, P.A. (Allegiance Business
                         Archives, Ltd.)


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   IRON MOUNTAIN INCORPORATED
                                   (Registrant)



                                   By:   /s/ Jean A. Bua
                                         ---------------------------------------
                                         Jean A. Bua
                                         Vice President and Corporate Controller


Date: November 25, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
 Iron Mountain Incorporated:

We have audited the accompanying balance sheets of Records Retention/FileSafe, a California Limited Partnership as of December 31, 1995 and 1996, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Records Retention/FileSafe, a California Limited Partnership, as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






                                          ABBOTT, STRINGHAM & LYNCH

Campbell, California
August 7, 1997

                          RECORDS RETENTION/FILESAFE


                                BALANCE SHEETS






                                                                     December 31,
                                                              ---------------------------   September 30,
                                                                  1995           1996           1997
                                                              ------------   ------------   ------------
                                                                                             (Unaudited)
                                  ASSETS
Current Assets:
 Cash   ...................................................   $    1,370     $  447,285     $1,095,628
 Accounts receivable, less allowance for doubtful
  accounts of $206,000 in 1996 and $100,000 in 1997  ......    1,930,670      1,701,096      1,718,037
 Inventories  .............................................       41,357         27,675         13,231
 Prepaid expenses and other  ..............................       75,909         64,288        112,489
                                                              -----------    -----------    -----------
   Total Current Assets   .................................    2,049,306      2,240,344      2,939,385
Property, Equipment and Improvements, net   ...............    5,586,680      5,518,217      5,434,407
Due From Partner    .......................................       50,000         50,000             --
Other Assets  .............................................       80,151         78,331         74,499
                                                              -----------    -----------    -----------
                                                              $7,766,137     $7,886,892     $8,448,291
                                                              ===========    ===========    ===========
                 LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
 Revolving line of credit    ..............................   $  272,300     $       --     $       --
 Current portion of notes payable  ........................      144,930        169,480        193,304
 Current portion of capital leases    .....................       16,228         30,492         38,130
 Accounts payable   .......................................       85,524         89,403         64,878
 Accrued expenses   .......................................      168,800         90,747         84,981
 Deferred income    .......................................      986,600      1,117,076      1,122,929
                                                              -----------    -----------    -----------
   Total Current Liabilities    ...........................    1,674,382      1,497,198      1,504,222
Notes Payable, Net of Current Portion    ..................    3,351,648      3,202,989      3,049,236
Capital Leases, Net of Current Portion   ..................       57,998         82,160         51,148
                                                              -----------    -----------    -----------
   Total Liabilities   ....................................    5,084,028      4,782,347      4,604,606
Commitments (Notes 4 and 5)
Partners' Equity    .......................................    2,682,109      3,104,545      3,843,685
                                                              -----------    -----------    -----------
                                                              $7,766,137     $7,886,892     $8,448,291
                                                              ===========    ===========    ===========



                See accompanying notes to financial statements.

                          RECORDS RETENTION/FILESAFE


                           STATEMENTS OF OPERATIONS






                                                                                         Nine Months Ended
                                                      Year Ended December 31,              September 30,
                                                   -----------------------------   ----------------------------
                                                       1995            1996            1996            1997
                                                   -------------   -------------   -------------   ------------
                                                                                    (Unaudited)     (Unaudited)
Revenues:
 Storage    ....................................   $ 5,901,579     $ 6,662,020      $4,967,122     $ 5,254,175
 Service and storage material sales    .........     3,301,360       4,147,064       3,174,053       3,418,965
                                                   ------------    ------------     -----------    ------------
   Total Revenues    ...........................     9,202,939      10,809,084       8,141,175       8,673,140
Operating Expenses:
 Cost of sales (excluding depreciation)   ......     4,467,005       4,206,687       3,086,834       3,019,008
 Selling, general and administrative   .........     1,712,969       2,268,967       1,442,708       1,497,070
 Depreciation and amortization   ...............       489,865         564,572         423,429         288,569
                                                   ------------    ------------     -----------    ------------
   Total Operating Expenses   ..................     6,669,839       7,040,226       4,952,971       4,804,647
                                                   ------------    ------------     -----------    ------------
Operating Income  ..............................     2,533,100       3,768,858       3,188,204       3,868,493
Interest Expense  ..............................        67,298         249,498         189,623         142,052
                                                   ------------    ------------     -----------    ------------
Net Income  ....................................   $ 2,465,802     $ 3,519,360      $2,998,581     $ 3,726,441
                                                   ============    ============     ===========    ============



                See accompanying notes to financial statements.

                          RECORDS RETENTION/FILESAFE

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                FileSafe                            Records            15%
                                 Limited                          Retention,         Limited
                               Partnership     FileSafe Inc.         Inc.            Partner           Total
                              -------------   ---------------   ---------------   -------------   ---------------
Balances,
 December 31, 1994   ......    $  282,058      $ 1,048,957       $  1,225,578      $       --      $  2,556,593
Net Income  ...............       141,884          925,151          1,103,331         295,436         2,465,802
Partners' Draws   .........      (135,453)        (881,395)        (1,046,539)       (276,899)       (2,340,286)
                               ----------      -----------       ------------      ----------      ------------
Balances,
 December 31, 1995   ......       288,489        1,092,713          1,282,370          18,537         2,682,109
Net Income  ...............       135,414          922,323          2,015,104         446,519         3,519,360
Partners' Draws   .........      (113,285)        (771,759)        (1,829,146)       (382,734)       (3,096,924)
                               ----------       ----------       ------------      ----------      ------------
Balances,
 December 31, 1996   ......    $  310,618      $ 1,243,277       $  1,468,328      $   82,322      $  3,104,545
Net Income (Unaudited) ....       193,920        1,319,428          1,654,127         558,966         3,726,441
Partners' Draws (Unaudited)      (157,079)      (1,059,286)        (1,327,020)       (443,916)       (2,987,301)
                               ----------      -----------       ------------      ----------      ------------
Balances,
 September 30, 1997
 (Unaudited) ..............    $  347,459      $ 1,503,419       $  1,795,435      $  197,372      $  3,843,685
                               ==========      ===========       ============      ==========      ============

     Notes 1 and 8 to the financial statements contain additional information on partners' percentage ownership and allocation interests.



                See accompanying notes to financial statements.

                          RECORDS RETENTION/FILESAFE

                           STATEMENTS OF CASH FLOWS




                                                                                                 Nine Months Ended
                                                           Year Ended December 31,                 September 30,
                                                      ---------------------------------   --------------------------------
                                                           1995              1996              1996             1997
                                                      ---------------   ---------------   --------------   ---------------
                                                                                           (Unaudited)       (Unaudited)
Cash Flows from Operating Activities:
 Net income    ....................................    $  2,465,802      $  3,519,360     $  2,998,581      $  3,726,441
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision (credit) for doubtful accounts   ......              --           206,000               --                --
  Depreciation and amortization  ..................         489,865           564,572          423,429           288,569
  Loss (gain) on disposal of property and
   equipment   ....................................          47,420            (1,001)          (1,001)               --
  Increase (decrease) in cash attributable
   to changes in assets and liabilities:
   Accounts receivable  ...........................        (497,825)           23,574         (185,939)          (16,941)
   Inventories    .................................         (29,907)           13,682           19,373            14,444
   Prepaid expenses and other    ..................           6,507            11,621           (7,702)          (48,201)
   Accounts payable  ..............................         (30,627)            3,879           (5,667)          (24,525)
   Accrued expenses  ..............................          20,052           (78,053)         (72,296)           (5,766)
   Deferred income   ..............................         111,154           130,476          (76,955)            5,853
                                                       ------------      ------------     ------------      ------------
Net Cash Provided by Operating Activities    ......       2,582,441         4,394,110        3,091,823         3,939,874
                                                       ------------      ------------     ------------      ------------
Cash Flows from Investing Activities:
 Acquisitions of property and equipment   .........      (3,962,891)         (434,045)        (338,334)         (193,889)
 Proceeds from sale of property and
  equipment    ....................................              --             6,417            6,417                --
 Change in other assets    ........................         254,940            (1,683)          48,335            42,962
                                                       ------------      ------------     ------------      ------------
Net Cash Used in Investing Activities  ............      (3,707,951)         (429,311)        (283,582)         (150,927)
                                                       ------------      ------------     ------------      ------------
Cash Flows from Financing Activities:
 Net increase (decrease) in revolving line
  of credit    ....................................         272,300          (272,300)        (272,300)               --
 Proceeds from notes payable  .....................       3,460,000            31,552           45,609                --
 Repayment of long-term debt  .....................        (457,741)         (181,212)         (83,693)         (153,303)
 Distributions to partners    .....................      (2,340,286)       (3,096,924)      (1,881,159)       (2,987,301)
                                                       ------------      ------------     ------------      ------------
Net Cash Provided by/(Used in) Financing
 Activities    ....................................         934,273        (3,518,884)      (2,191,543)       (3,140,604)
                                                       ------------      ------------     ------------      ------------
Increase (Decrease) in Cash   .....................        (191,237)          445,915          616,698           648,343
Cash, Beginning of Period  ........................         192,607             1,370            1,370           447,285
                                                       ------------      ------------     ------------      ------------
Cash, End of Period  ..............................    $      1,370      $    447,285     $    618,068      $  1,095,628
                                                       ============      ============     ============      ============
Supplemental Disclosure of Cash Flow
 Information:
Cash paid during the period for interest  .........    $    137,859      $    269,347     $    201,340      $    172,578
                                                       ============      ============     ============      ============



                See accompanying notes to financial statements.

                          RECORDS RETENTION/FILESAFE

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. Business


     Records Retention/FileSafe, a California Limited Partnership (the "Partnership"), was formed January 6, 1988 to operate as a full service records storage and retrieval business operating primarily in the San Francisco Bay and Los Angeles areas of California. The Partnership was formed by combining the businesses of Records Retention, Inc., and FileSafe, Inc., which are 44.39% and 35.41% general partners, respectively. The remaining interest in the Partnership is owned by an individual and the FileSafe Limited Partnership which are 15% and 5.2% limited partners, respectively. (See Note 8)


     The Partnership's financial statements do not include any assets, liabilities or the results of operations of one of its divisions, known as Sourcefile, which operates in the escrow business for software code. Sourcefile's assets of approximately $150,000 were distributed to the partners on January 1, 1997, and the results of Sourcefile's operations through that date were not significant to the Partnership's operations.


2. Significant Accounting Policies


Fair value of financial instruments


     The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", approximates the carrying amounts presented in the balance sheets.


Property, Equipment, Improvements and Depreciation


     Property and equipment are stated at cost. Depreciation is provided by use of declining balance, straight-line and accelerated cost recovery methods over the estimated useful lives of the assets ranging from 19 to 40 years for real property and real property improvements, and 5 to 7 years for shelving, machinery, warehouse equipment, computer equipment, office equipment and vehicles.


Revenue and Cost Recognition


     Revenue and related costs are recognized using the accrual method of accounting. The Partnership enters into storage agreements with its customers, primarily for periods from one to five years.


Deferred Revenues


     Deferred revenues consist of advance billings for quarterly and annual storage fees. Amounts are recognized as revenue, when earned, on a monthly basis.


Income Taxes


     Businesses operating as partnerships do not pay federal income or state franchise taxes. Instead, partners of the Partnership are taxed at their own applicable tax rates on Partnership income even though such income may not be distributed to them.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at year end and revenues and expenses during the related year then ended. Actual results could differ from those estimates.


Unaudited Financial Statements


     The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results expected for the full year.

                          RECORDS RETENTION/FILESAFE

3. Property, Equipment and Improvements


     Property, equipment and improvements consist of the following:






                                                            December 31,
                                                     -------------------------      September 30,
                                                         1995          1996             1997
                                                     ----------     ----------      ------------
                                                                                     (Unaudited)
Land and building   ..............................   $3,558,640     $3,558,640       $ 3,558,640
Shelving   .......................................    2,765,931      2,891,370         2,914,156
Real property improvements   .....................    1,394,707      1,433,386         1,456,148
Computer equipment  ..............................      426,483        500,704           488,565
Machinery and equipment   ........................      346,176        399,038           477,887
Vehicles   .......................................      166,449        213,302           264,458
Property under capital lease    ..................      106,836        170,813           170,813
Office equipment    ..............................      100,669        140,174           122,167
                                                     -----------    -----------      -----------
Total property and equipment    ..................    8,865,891      9,307,427         9,452,834
Accumulated depreciation and amortization   ......    3,279,211      3,789,210        (4,018,427)
                                                     -----------    -----------      -----------
Net property, equipment and improvements    ......   $5,586,680     $5,518,217       $ 5,434,407
                                                     ===========    ===========      ===========

4. Notes Payable


     Notes payable consists of the following:



                                                                              December 31,
                                                                      ----------------------------   September 30,
                                                                          1995            1996           1997
                                                                      -------------   ------------   ------------
                                                                                                      (Unaudited)
Notes payable to a bank, secured by real property, due $31,147 per month including interest at the 6-month T-bill rate plus 2.25%
 maturing through 2005   ..........................................   $ 3,423,960     $ 3,306,124     $ 3,222,711
Note payable to a business due in $2,940 monthly installments including interest at 7.5%
 maturing 1998  ...................................................        72,618          41,737          19,829
Note payable to a bank due in $1,035 monthly installments including interest at 10.85%
 maturing 1999  ...................................................            --          24,608              --
                                                                      ------------    ------------    -----------
   Total notes payable   ..........................................     3,496,578       3,372,469       3,242,540
   Less current portion  ..........................................       144,930         169,480        (193,304)
                                                                      ------------    ------------    -----------
                                                                      $ 3,351,648     $ 3,202,989     $ 3,049,236
                                                                      ============    ============    ===========

                          RECORDS RETENTION/FILESAFE

   Future principal maturities on the above notes payable are as follows:



Year ended December 31
------------------------
      1997  ............   $  169,480
      1998  ............      193,304
      1999  ............      197,375
      2000  ............      208,637
      2001  ............      225,113
      Thereafter  ......    2,378,560
                           -----------
                           $3,372,469
                           ===========

5. Lease Commitments

     The Partnership conducts its San Francisco, Santa Clara and Los Angeles operations from facilities that are subject to operating leases. The San Francisco lease expires August 2005, and the Partnership has one ten year lease option to renew upon nine months written notice. Leases for other facilities expire through 2002. Rent expense for the years ended December 31, 1995 and 1996, including common area charges of $31,968 and $19,270, was $1,109,028 and $849,740, respectively.

     The Partnership leases seven trucks under long-term capital leases. As of December 31, 1996, future net minimum lease payments under capital leases, and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:



Year ended December 31                                     Capital leases     Operating leases
-------------------------------------------------------   ----------------   -----------------
      1997   ..........................................       $ 38,130          $  761,809
      1998   ..........................................         41,875             780,038
      1999   ..........................................         30,792             664,762
      2000   ..........................................         13,662             697,799
      2001   ..........................................          4,649             716,407
      Thereafter   ....................................             --           1,986,735
                                                              ---------         -----------
   Total minimum lease payments   .....................        129,108          $5,607,550
                                                                                ===========
   Less amount representing interest    ...............         16,456
                                                              ---------
   Net present value of minimum lease payments   ......        112,652
   Current portion    .................................         30,492
                                                              ---------
   Long-term portion  .................................       $ 82,160
                                                              =========

     Following is a schedule of leased equipment under capital leases:



                                                                     December 31,
                                                                ----------------------   September 30,
                                                                   1995        1996          1997
                                                                ----------   ---------   ------------
                                                                                          (Unaudited)
      Equipment at cost  ....................................   $106,836     $170,813      $170,813
      Less accumulated depreciation and amortization   ......     36,537       52,125       (78,598)
                                                                ---------    ---------   ------------
                                                                $ 70,299     $118,688      $ 92,215
                                                                =========    =========   ============

                          RECORDS RETENTION/FILESAFE

6. 401(k) Employee Benefit Plan

     The Partnership sponsors a 401(k) plan. Under the plan, employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The Partnership's contributions to the plan are discretionary and amounted to approximately $50,000 and $41,000 for the plan years ended December 31, 1995 and 1996.


7. Line of Credit

     The Partnership maintained a $400,000 revolving line of credit with a bank that expired in 1997 and was not renewed.


8. Allocation of Profits, Losses and Distributions to Partners

     The Partnership is subject to the terms of its partnership agreement (the "Agreement"). Partnership income from operations is allocated based on a series of calculations starting with a predefined cumulative allocation for specific partners, then distributions made during the taxable year to a specific partner. Next, income is allocated in proportion to changes in partners' respective capital accounts, then it is allocated based on distributions made during the taxable year to other specific partners. Any remainder is then allocated according to percentage interests.

     Partnership losses are allocated first to partners in proportion to and to the extent of the positive balances in their respective capital accounts, then in accordance with their percentage interest in predefined distributions during each taxable year.

     The Agreement sets out various preferences as to distributions of cash to the partners from the Partnership and provides that allocations shall be in compliance with relevant provisions of the Internal Revenue Code. The Agreement also contains a negative capital restoration clause that applies to all partners who are not individuals.


9. Supplemental Cash Flow Information

     Cash in the statement of cash flows consists of cash on hand and deposits in banks. At various times during the years ended December 31, 1995 and 1996, the Partnership had cash deposits in a single bank which exceeded the federally insured limit of $100,000. During 1996, $63,977 of equipment was acquired using a capital lease in a noncash financing transaction.


10. Related Party Transactions

     Related party transactions not otherwise reflected on the accompanying financial statements and related footnotes include payments for insurance and legal service reimbursed to a business that owns Filesafe, Inc. Payments to the above business amounted to $76,799 during 1995 and $78,101 during 1996. During 1995, the Partnership loaned $50,000 to one of its partners.


11. Subsequent Event

     On October 1, 1997, the Partnership sold substantially all of the Partnership's assets and certain liabilities to Iron Mountain Incorporated for approximately $42,000,000.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Iron Mountain Incorporated:

We have audited the balance sheet of Allegiance Business Archives, Ltd. (a New Jersey corporation), as of December 31, 1996, and the related statements of operations and retained earnings and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allegiance Business Archives, Ltd., as of December 31, 1996, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.



                                                  Stout, Causey & Horning, P.A.







Cockeysville, Maryland
March 4, 1997,
except for Note 11,
as to which the date is
October 1, 1997

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.


                                BALANCE SHEETS


                                                                       December 31,    September 30,
                                                                           1996            1997
                                                                      --------------   ------------
                                                                                        (Unaudited)
                                         ASSETS
   Current assets:
    Cash and cash equivalents  ....................................     $  587,262     $  989,097
    Accounts receivable, net   ....................................        571,698        588,748
    Inventories    ................................................         17,989         19,152
    Deferred taxes    .............................................          1,266          1,266
    Prepaid expenses and other    .................................         18,092         22,786
                                                                        -----------    -----------
      Total current assets  .......................................      1,196,307      1,621,049
   Equipment and improvements, net of accumulated depreciation of
    $939,491 in 1996 and $1,088,100 in 1997........................        534,422        424,562
   Security deposits  .............................................         60,019         60,019
                                                                        -----------    -----------
      Total assets    .............................................     $1,790,748     $2,105,630
                                                                        ===========    ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
    Accounts payable  .............................................     $   47,360     $   39,379
    Accrued expenses  .............................................         93,374         78,807
    Deferred income   .............................................        266,190        280,273
                                                                        -----------    -----------
      Total current liabilities   .................................        406,924        398,459
   Deferred taxes  ................................................          2,923          2,923
   Deferred rent   ................................................         85,919        106,805
                                                                        -----------    -----------
      Total liabilities  ..........................................        495,766        508,187
   Commitments (Note 6)
   Stockholders' equity:
    Class A common stock; 100,000 shares authorized, 4,813 shares
     issued and outstanding    ....................................         48,130         48,130
    Class B common stock; 100,000 shares authorized, 5,187 shares
     issued and outstanding    ....................................         51,870         51,870
    Retained earnings    ..........................................      1,194,982      1,497,443
                                                                        -----------    -----------
      Total stockholders' equity  .................................      1,294,982      1,597,443
                                                                        -----------    -----------
   Total liabilities and stockholders' equity    ..................     $1,790,748     $2,105,630
                                                                        ===========    ===========



      The accompanying notes are an integral part of these balance sheets.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.


                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                                          Nine Months         Nine Months Ended
                                                             Ended              September 30,
                                                          December 31,   -----------------------------
                                                             1996            1996            1997
                                                         -------------   -------------   -------------
                                                                          (Unaudited)     (Unaudited)
 Revenues:
  Storage   ..........................................   $1,505,724       $ 1,480,687     $ 1,625,095
  Service and storage material sales   ...............    1,046,340         1,082,302       1,132,316
                                                         -----------      -----------     -----------
    Total revenues   .................................    2,552,064         2,562,989       2,757,411
 Operating expenses:
  Cost of sales (excluding depreciation)  ............    1,207,751         1,240,502       1,378,342
  Selling, general and administrative expenses  ......      574,518           629,307         597,074
  Depreciation and amortization  .....................      151,431           152,366         148,610
                                                         -----------      -----------     -----------
    Total operating expenses  ........................    1,933,700         2,022,175       2,124,026
                                                         -----------      -----------     -----------
 Operating income    .................................      618,364           540,814         633,385
 Interest expense    .................................      (11,543)          (11,847)             --
 Other income (expense), net  ........................       28,924            (1,736)         47,965
                                                         -----------      -----------     -----------
 Income before provision for income taxes    .........      635,745           527,231         681,350
 Provision for income taxes   ........................        4,647            24,699          28,029
                                                         -----------      -----------     -----------
 Net income    .......................................      631,098           502,532         653,321
 Retained earnings:
  Beginning of period   ..............................      863,224           817,046       1,194,982
  Distributions   ....................................     (299,340)         (199,507)       (350,860)
                                                         -----------      -----------     -----------
  End of period   ....................................   $1,194,982       $ 1,120,071     $ 1,497,443
                                                         ===========      ===========     ===========



        The accompanying notes are an integral part of these statements.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.


                           STATEMENTS OF CASH FLOWS



                                                            Nine Months        Nine Months Ended
                                                               Ended             September 30,
                                                             December      ----------------------------
                                                               1996            1996            1997
                                                            ------------   -------------   ------------
                                                                            (Unaudited)     (Unaudited)
 Cash flows from operating activities:
  Net income   ..........................................   $ 631,098       $ 502,532      $ 653,321
  Adjustments to reconcile net income to net cash
    provided by operating activities:
   Depreciation and amortization    .....................     151,431         152,366        148,610
   Deferred income taxes   ..............................     (20,809)             --             --
   Increase (decrease) in cash attributable to changes in
     assets and liabilities:
    Accounts receivable    ..............................     (41,503)        (12,627)       (17,050)
    Inventories   .......................................      16,050          20,240         (1,163)
    Prepaid expenses and other   ........................       9,318          30,607         (4,694)
    Accounts payable    .................................      17,315          (8,904)        (7,981)
    Accrued expenses    .................................     (29,292)         25,479        (14,567)
    Deferred income  ....................................      18,697         (17,860)        14,083
    Income taxes payable   ..............................    (127,379)       (151,607)            --
    Deferred rent    ....................................     (12,862)         (2,052)        20,886
                                                            ----------      ---------      ----------
      Net cash provided by operating activities    ......     612,064         538,174        791,445

 Cash flows from investing activities:
  Acquisitions of property and equipment   ..............     (20,000)        (69,801)       (38,750)
                                                            ----------      ---------      ----------

     Net cash used in investing activities   ............     (20,000)        (69,801)       (38,750)

 Cash flows from financing activities:
  Shareholder distributions   ...........................    (299,340)       (199,507)      (350,860)
  Repayment of long-term debt    ........................    (166,230)        (88,801)            --
                                                            ----------      ---------      ----------
      Net cash used in financing activities  ............    (465,570)       (288,308)      (350,860)
                                                            ----------      ---------      ----------
 Net increase in cash and cash equivalents   ............     126,494         180,065        401,835
 Cash and cash equivalents, beginning of period    ......     460,768         293,278        587,262
                                                            ----------      ---------      ----------
 Cash and cash equivalents, end of period    ............   $ 587,262       $ 473,343      $ 989,097
                                                            ==========      =========      ==========
 Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest   ..............................   $   8,708       $  11,847      $      --
  Cash paid for income taxes  ...........................   $ 164,082       $ 183,836      $  16,050
  Non-cash transaction--Elimination of Federal deferred
    income taxes  .......................................   $  22,466       $  22,466      $      --



        The accompanying notes are an integral part of these statements.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. Business Activity and Summary of Significant Accounting Policies

Business Activity

     Allegiance Business Archives, Ltd. (the Company) is primarily an archive storage and related service business. The Company is located in New Jersey and services customers in the New York metropolitan area. The Company was incorporated under the laws of the State of New Jersey on April 2, 1990.


Unaudited Financial Statements

     The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results for the full year.


Revenue Recognition

     The policy of the Company is to have customers prepay for archive storage. Revenue is recognized on the straight-line method over the term of the contract, resulting in deferred income to be realized in a future period. Sales of container boxes are recorded as revenue upon shipment and as deferred income for future committed shipments. Income from providing services to the customers is recorded as services are performed.


Cash and Cash Equivalents

     Cash and cash equivalents include overnight investments in repurchase agreements.


Inventory

     Inventory, which consists of container boxes, is stated at lower of cost or market. Cost is determined using the first-in, first-out method.


Equipment and Improvements

     Equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred; improvements which increase the value or materially extend the life of the related assets are capitalized. Depreciation and amortization is provided over the estimated useful lives of the respective assets using a straight-line method for the financial statements over the following estimated useful lives:


   Warehouse equipment  ......      7 years
   Office equipment  .........    3-5 years
   Computer software .........      5 years
   Vehicles ..................      5 years
   Leasehold improvements  ...      Shorter of lease term or 15 years



     Amortization expense related to capitalized computer software was $17,825 for the nine months ended December 31, 1996.


Rental Expense

     In general, rent expense is recorded when payments are due under the terms of the lease. The straight-line basis is used to recognized rent expense under leases which provide for varying rents over their terms.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.

Income Taxes

     Deferred income taxes arise from temporary differences when income and expense items are reported for financial statements and tax purposes in different periods. These temporary differences primarily relate to accrued rent, nondeductible accruals and depreciation. Deferred taxes are classified as current or non-current depending on the classification of the assets and liabilities to which they relate.

     The Company elected S corporation status effective April 1, 1996. Earnings and losses after that date are included in the personal income tax returns of the stockholders. Accordingly, the Company no longer incurs additional income tax obligations, with the exception of certain state income tax obligations. Accordingly, the financial statements for the nine months ended December 31, 1996 do not include a provision for federal income taxes. Deferred tax assets and liabilities totaling $32,860 and $55,326, respectively, related to Federal income taxes were eliminated and recorded as a reduction to the provision for income taxes as of the date of the S corporation election.

     In conjunction with the S corporation election, the Company changed its fiscal year to a calendar year, effective December 31, 1996.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. Equipment and Improvements

     As of December 31, 1996, major categories of property and equipment were as follows:


   Warehouse equipment  .................................    $1,127,110
   Office equipment  ....................................       148,365
   Computer software ....................................        53,919
   Vehicles .............................................        52,547
   Leasehold improvements  ..............................        91,972
                                                             ----------
                                                              1,473,913
   Less accumulated depreciation and amortization  ......      (939,491)
                                                             ----------
   Equipment and improvements, net  .....................    $  534,422
                                                             ==========

     Depreciation and amortization related to property and equipment totaled $151,431 during the nine months ended December 31, 1996.


3. Revolving Credit Loan

     The Company maintains a receivable financing agreement with a bank. The amount of available borrowings under the agreement is limited to the lesser of $300,000 or 80% of certain trade accounts receivable. Interest, which has a floor of 6%, is payable and adjusted monthly based upon the bank's prime rate.

     The terms of the receivable financing agreement include certain financial covenants and ratios and are collateralized by substantially all the Company's tangible and intangible assets.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.

4. Income Taxes

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities include differences between book and tax depreciation and rent expense, and certain nondeductible accruals.


     As of December 31, 1996, the Company has provided deferred taxes only for certain state income taxes due to the election of S Corporation status effective April 1, 1996.

     The net deferred tax assets and net deferred tax liabilities as of December 31, 1996 include the following components:


   Current Portion:
    Deferred tax assets   ............    $  1,266
                                          ========
   Non-Current Portion:
    Deferred tax liabilities .........    $  6,360
    Deferred tax assets   ............      (3,437)
                                          --------
    Net deferred tax liability  ......    $  2,923
                                          ========

     The provision for income taxes for the nine months ended December 31, 1996, consists of the following:


    State income taxes ..................    $  27,113
    Elimination of deferred taxes  ......      (22,466)
                                             ---------
    Total  ..............................    $   4,647
                                             =========

6. Lease Commitments

     The Company is obligated under noncancellable long-term operating leases for office, warehouse facilities and equipment. The leases for office and warehouse facilities provide for renewals for various periods and require the Company to pay their proportionate share of operating expenses. The leases have various expiration dates through December 31, 2004, and certain options allowing for extended terms with various expiration dates through December, 2014. As of December 31, 1996, approximate future minimum rental payments required under these leases are:


   1997  .....................   $  558,253
   1998  .....................      553,733
   1999  .....................      564,526
   2000  .....................      572,643
   2001  .....................      587,094
   2002 and thereafter  ......    1,251,625
                                 -----------
                                 $4,087,874
                                 ===========

     Total rent expense was $453,804 for the nine months ended December 31, 1996.


7. Revenues and Accounts Receivable

     For the nine months ended December 31, 1996, the Company received approximately $988,329 of its revenues from three customers. At December 31, 1996, the amounts included in trade accounts receivable from these customers totaled $140,397.

     The Company primarily services customers in the New York metropolitan area and, as such, the majority of its accounts receivable are from customers located in this geographic area.

                      ALLEGIANCE BUSINESS ARCHIVES, LTD.

8. Notes Payable and Related Party Transactions

     In March 1995, the Company financed the purchase of a vehicle through a company which is owned by two stockholders of the Company. The face value of this note was $23,000 and was payable monthly until March 1997. The note bore interest at a rate of 12%. This note was repaid in December, 1996.

     In September, 1995 the Company received $200,000 in exchange for a promissory note to a company which is owned by two stockholders of the Company. The note was fully payable in October, 1997. The interest rate on the outstanding and unpaid principal balance was equal to the prime rate of interest in effect on the first day of each respective month. This note was repaid in December, 1996.

     The Company purchases the container boxes for sale to customers from a company which is owned by two stockholders of the Company. Purchases for the nine months ended December 31, 1996 were approximately $109,989, and the amount included in accounts payable was $16,410 at December 31, 1996. This company also provided the Company with certain administrative and accounting services for a fee of $1,000 per month.


9. Defined Contribution Plan

     The Company has a retirement plan established through another employer to provide employees with a defined contribution retirement income plan. Generally, employees who have completed at least one year of service, as defined in the Plan document, are eligible to participate in the plan.

     Profit sharing contributions are made at the sole discretion of the Company based upon provisions of the Plan. The Plan allows participants to make pre-tax contributions of 5% to 10% of compensation through salary reduction agreements with the Company. The Plan provides for matching contributions by the Company equal to 25% of pre-tax contributions made by the participants during each Plan year, up to a maximum of 4% of each participants deferred compensation. In addition, the Company may make a discretionary matching contribution.

     During the nine months ended December 31, 1996, the Company incurred costs of $8,291 related to the Plan.


10. Common Stock

     The Company has entered into an agreement with its stockholders to purchase, at a price determined by a formula provided in the agreement, outstanding shares of its common stock upon their death, disability or retirement. The agreement also restricts the stockholders' ability to transfer shares to third-parties.

     The Class A voting common stock and Class B non-voting common stock have identical preferences, dividend rights, distribution rights and liquidation rights and differ only with respect to voting rights.


11. Subsequent Event

     On October 1, 1997, all of the outstanding capital stock of the Company was sold to Iron Mountain Records Management Inc., a wholly-owned subsidiary of Iron Mountain Incorporated.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
HIMSCORP, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of HIMSCORP, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the period from February 1, 1995 (commencement of operations) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HIMSCORP, Inc. and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the period from February 1, 1995 (commencement of operations) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.







                                          Ernst & Young LLP

Chicago, Illinois
February 21, 1997

                        HIMSCORP, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                                                                           December 31,
                                                                   -----------------------------   September 30,
                                                                       1995            1996            1997
                                                                   -------------   -------------   ------------
                                                                                                    (Unaudited)
                                     ASSETS
Current Assets:
 Cash and cash equivalents  ....................................   $    87,314     $   103,617     $   228,535
 Accounts receivable, net of allowance of $2,500 in 1995,
   $64,394 in 1996 and $111,500 in 1997 ........................     2,100,106       2,709,549       4,448,779
 Prepaid expenses and deposits    ..............................       133,415         182,568         590,125
 Restricted certificates of deposit  ...........................            --       3,000,000       3,500,000
                                                                   ------------    ------------    ------------
      Total Current Assets  ....................................     2,320,835       5,995,734       8,767,439
Equipment and Leasehold Improvements:
 Warehouse machinery and equipment   ...........................       995,435       1,694,632       2,865,972
 Office machinery and equipment   ..............................       389,028         715,896       1,177,409
 Vehicles    ...................................................       277,207         488,637       1,001,490
 Leasehold improvements  .......................................       133,827         243,575         517,412
 Furniture and fixtures  .......................................        45,719          42,943          79,776
                                                                   ------------    ------------    ------------
                                                                     1,841,216       3,185,683       5,642,059
 Less: accumulated depreciation   ..............................       394,027         979,729       1,665,115
                                                                   ------------    ------------    ------------
    Net Equipment and Leasehold Improvements  ..................     1,447,189       2,205,954       3,976,944
Other Assets:
 Goodwill, net of accumulated amortization of $455,073
   in 1995, $1,110,921 in 1996 and $1,952,639 in 1997  .........    13,187,687      18,049,189      27,351,923
 Deferred financing costs, net of accumulated amortization
   of $43,725 in 1995, $123,876 in 1996 and $223,716
   in 1997   ...................................................       271,017         483,174         631,391
 Organization costs, net of accumulated amortization
   of $49,227 in 1995, $122,304 in 1996 and $199,423
   in 1997   ...................................................       252,526         309,460         330,677
 Other    ......................................................           600             800           1,000
                                                                   ------------    ------------    ------------
      Total Other Assets    ....................................    13,711,830      18,842,623      28,314,991
                                                                   ------------    ------------    ------------
      Total Assets    ..........................................   $17,479,854     $27,044,311     $41,059,374
                                                                   ============    ============    ============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-term debt   ........................   $   212,902     $ 3,092,805     $ 2,877,000
 Accounts payable  .............................................       411,899         328,054         241,553
 Accrued payroll and related expenses   ........................       249,327         497,117         862,079
 Accrued expenses  .............................................        65,685         306,204         463,029
 Income taxes payable    .......................................       114,757         149,174              --
 Deferred revenue  .............................................       494,558         775,176       1,049,804
 Deferred income taxes   .......................................       113,000          19,000          19,000
 Other    ......................................................            --         400,000         300,000
                                                                   ------------    ------------    ------------
      Total Current Liabilities   ..............................     1,662,128       5,567,530       5,812,465
Long-Term Debt, Less Current Maturities    .....................    11,184,010      15,210,011      27,409,497
Deferred Income Taxes    .......................................       122,000         300,000         523,000
Other  .........................................................            --         300,000              --
Stockholders' Equity:
 Preferred stock, $1.00 par value; authorized 5,000 shares; no
   issued and outstanding shares  ..............................            --              --              --
 Class A voting common stock, $0.01 par value; authorized
   10,000 shares; issued and outstanding 8,050 shares  .........            81              81              81
 Class B voting common stock, $0.01 par value; authorized
   15,000 shares; issued and outstanding 12,522 shares in
   1995, 13,155 shares in 1996 and 13,323 shares in 1997  ......           125             132             133
  Additional paid-in capital   .................................     3,866,468       4,056,461       5,308,760
  Retained earnings   ..........................................       645,042       1,610,096       2,005,438
                                                                   ------------    ------------    ------------
    Total Stockholders' Equity    ..............................     4,511,716       5,666,770       7,314,412
                                                                   ------------    ------------    ------------
    Total Liabilities and Stockholders' Equity   ...............   $17,479,854     $27,044,311     $41,059,374
                                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                        HIMSCORP, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                                    Period from
                                                  February 1, 1995                         Nine months ended
                                                   (commencement                             September 30,
                                                  of operations)      Year ended     ------------------------------
                                                  to December 31,     December 31,
                                                       1995              1996           1996             1997
                                                 -----------------   -------------   -----------      -----------
                                                                                              (Unaudited)
Revenue:
 Storage revenue   ...........................      $9,043,414       $14,066,875     $10,278,500      $16,913,361
 Service revenue   ...........................         469,791        1,584,744          625,552        3,558,620
                                                    -----------      -----------     -----------      -----------
   Total Revenues  ...........................       9,513,205       15,651,619       10,904,052       20,471,981
Operating Expenses:
 Cost of services  ...........................       4,825,935        7,859,723        5,479,857       10,423,752
 Selling, general, and administrative   ......       1,671,018        3,207,340        2,284,093        5,073,803
 Depreciation and amortization    ............         942,052        1,474,846          998,981        1,798,398
                                                    -----------      -----------     -----------     ------------
   Total Operating Expenses    ...............       7,439,005       12,541,909        8,762,931       17,295,953
                                                    -----------      -----------     -----------     ------------
Operating Income   ...........................       2,074,200        3,109,710        2,141,121        3,176,028
Other (Income) Expense:
 Interest income   ...........................              --          (40,633)              --         (185,500)
 Interest expense  ...........................         995,688        1,318,994          904,322        1,976,953
                                                    -----------      -----------     -----------     ------------
   Total Other Expense   .....................         995,688        1,278,361          904,322        1,791,453
                                                    -----------      -----------     -----------     ------------
Income Before Provision for Income Taxes             1,078,512        1,831,349        1,236,799        1,384,575
Provision for Income Taxes  ..................         433,470          866,295          508,174          989,233
                                                    -----------      -----------     -----------     ------------
Net Income   .................................      $  645,042       $  965,054      $   728,625      $   395,342
                                                    ===========      ===========     ===========     ============



          See accompanying notes to consolidated financial statements.

                        HIMSCORP, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                  Common Stock
                                       -----------------------------------  Additional
                                            Class A           Class B
                                       ----------------- -----------------   Paid-in      Retained
             Description                Shares   Amount   Shares   Amount    Capital      Earnings      Total
-------------------------------------- -------- -------- -------- -------- ------------ ------------ -----------
Issuance of Class A common stock
 on February 1, 1995 at $415.16
 per share    ........................   8,050    $81         --    $ --    $3,341,957   $       --   $3,342,038
Issuance of Class B common stock
 on February 1, 1995 at $42.56
 per share    ........................      --     --      1,950      20        82,980           --       83,000
Issuance of Class B common stock
 on June 30, 1995 at $42.56 per
 share, net of issuance costs   ......      --     --     10,572     105       441,531           --      441,636
Net Income for the period ended
 December 31, 1995  ..................      --     --         --      --            --      645,042      645,042
                                        ------    ----    -------   -----   -----------  -----------  -----------
Balance as of December 31, 1995    ...   8,050     81     12,522     125     3,866,468      645,042    4,511,716
Issuance of Class B common stock
 on September 30, 1996 at $300
 per share    ........................      --     --        633       7       189,993           --      190,000
Net Income for the year ended
 December 31, 1996  ..................      --     --         --      --            --      965,054      965,054
                                        ------    ----    -------   -----   -----------  -----------  -----------
Balance as of December 31, 1996    ...   8,050     81     13,155     132     4,056,461    1,610,096    5,666,770
Issuance of Class B common stock
 on May 14, 1997 at $650 per share
 (unaudited)  ........................      --     --        174       1       113,299           --      113,300
Redemption, Class B Common Stock at
 $300 per share (unaudited) ..........      --     --        (83)     (1)      (24,999)          --      (25,000)
Issuance of Class B Common Stock at
 $670 per share (unaudited) ..........      --     --         77       1        51,999           --       52,000
Stock compensation (unaudited)  ......      --     --         --      --     1,112,000           --    1,112,000
Net Income for the period ended
 September 30, 1997 (unaudited) ......      --     --         --      --            --      395,342      395,342
                                        ------    ----    -------   -----   -----------  -----------  -----------
Balance at September 30, 1997
 (unaudited) .........................   8,050    $81     13,323    $133    $5,308,760   $2,005,438   $7,314,412
                                        ======    ====    =======   =====   ===========  ===========  ===========



          See accompanying notes to consolidated financial statements.

                        HIMSCORP, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        Period from
                                                      February 1, 1995                           Nine months ended
                                                       (commencement                                September 30,
                                                      of operations)       Year ended     -------------------------------
                                                      to December 31,     December 31,
                                                           1995               1996             1996             1997
                                                     -----------------   --------------   --------------   --------------
                                                                                                    (Unaudited)
Operating Activities:
 Net Income   ....................................    $     645,042      $    965,054     $    728,625     $    395,342
 Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation    ..............................          394,027           665,773          429,055          777,963
    Amortization    ..............................          548,025           809,073          569,926        1,020,435
    Deferred income taxes ........................          235,000            84,700           31,000          223,000
    Stock compensation expense  ..................               --                --               --        1,112,000
    Changes in operating assets and
      liabilities:
      Accounts receivable    .....................         (583,888)          (84,462)        (249,321)      (1,166,173)
      Prepaid expenses and deposits   ............          (39,559)          (31,053)          (9,693)        (298,112)
      Accounts payable    ........................         (203,849)          (88,545)        (236,707)        (695,836)
      Other current liabilities    ...............          341,715           301,009          222,625          223,584
                                                      -------------      ------------     ------------     ------------
Net Cash Provided by Operating Activities   ......        1,336,513         2,621,549        1,485,510        1,592,203
Investing Activities:
 Acquisitions, net of cash acquired   ............      (13,387,245)       (2,433,000)      (2,433,000)      (7,540,277)
 Purchases of equipment and leasehold
   improvements  .................................         (501,401)         (990,087)        (756,935)      (1,462,843)
 Purchases of certificates of deposits   .........               --        (3,000,000)      (3,000,000)      (3,500,000)
 Proceeds from maturities of certificate of
  deposit  .......................................               --                --               --        3,000,000
                                                      -------------      ------------     ------------     ------------
Net Cash Used in Investing Activities    .........      (13,888,646)       (6,423,087)      (6,189,935)      (9,503,120)
Financing Activities:
 Proceeds from borrowings of long-term
   debt    .......................................       12,295,773        10,314,224        9,324,187       10,987,234
 Payments of long-term debt  .....................       (3,440,000)       (6,686,383)      (4,504,059)      (3,066,699)
 Repurchase of common stock                                      --                --               --          (25,000)
 Issuance of common stock, net of issuance
   costs   .......................................        3,783,674           190,000               --          140,300
                                                      -------------      ------------     ------------     ------------
Net Cash Provided by Financing Activities   ......       12,639,447         3,817,841        4,820,128        8,035,835
                                                      -------------      ------------     ------------     ------------
Net Increase (Decrease) in Cash and Cash
 Equivalents  ....................................           87,314            16,303          115,703          124,918
Cash and Cash Equivalents at Beginning
 of Period    ....................................               --            87,314           87,314          103,617
                                                      -------------      ------------     ------------     ------------
Cash and Cash Equivalents at End of Period   .        $      87,314      $    103,617     $    203,017     $    228,535
                                                      =============      ============     ============     ============
Noncash Investing and Financing Activities:
 Subordinated notes payable issued in
   acquisitions  .................................    $   2,259,010      $  3,000,000     $  3,000,000     $  3,500,000
 Common stock issued in acquisitions  ............           83,000                --               --               --
 Earn-out obligations in connection with
   acquisition   .................................               --           700,000          700,000               --



          See accompanying notes to consolidated financial statements.

                        HIMSCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997 (Information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited)

1. Description of Business

     HIMSCORP, Inc. (the Company) was formed on December 22, 1994 (operations commenced February 1, 1995) to act as a holding company for acquired health information management services companies (Note 3). The Company provides off-site record storage, retrieval, and management services primarily to hospitals in the Detroit, Los Angeles, New Orleans, Philadelphia, Pittsburgh, San Diego, Cleveland, Houston, St. Louis, Baltimore, Portland and Milwaukee markets.


Basis of Presentation

     The financial statements of the Company as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 and all information subsequent to December 31, 1996 are unaudited. All adjustments and accruals (consisting of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the interim period presented. Interim results are not necessarily indicative of results for a full year.

     The interim financial statements are condensed and do not include all the information and disclosures necessary for a full interim financial statement presentation.


2. Summary of Significant Accounting Policies


Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


Investments

     Restricted certificates of deposit (Note 4) are classified as held-to-maturity as the Company has the positive intent and ability to hold the securities to maturity. The certificate outstanding at December 31, 1996 matured January 2, 1997. The certificates outstanding at September 30, 1997 mature on October 1, 1997 ($500,000) and January 2, 1998 ($3,000,000).


Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Expenditures for normal repairs and maintenance are charged to expense as incurred. Depreciation on equipment is computed by accelerated methods based on the estimated useful lives of assets (5 to 15 years). Amortization of leasehold improvements is included in depreciation and amortized over the shorter of the estimated useful life or the lease term.


Intangibles

     Goodwill is amortized on a straight-line basis over 25 years. Organization costs are amortized using the straight-line method over five years.

     The Company assesses intangibles for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, the intangibles

                        HIMSCORP, INC. AND SUBSIDIARIES
associated with assets acquired in a purchase business combination are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.


Deferred Financing Costs

     Deferred financing costs are amortized using the straight-line method over the life of the related loan.


Stock-Based Compensation

     Stock-based compensation awards are accounted for under APB Opinion No. 25 Accounting for Stock Issued to Employees.


Revenue Recognition

     Revenue is recognized when the services are performed. Certain services are billed in advance, and the related revenue is deferred until the related services are performed.


Income Taxes

     Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse.


Fair Value of Financial Instruments

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and notes payable. The fair value of all financial instruments were not materially different than their carrying values.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Business Acquisitions


     On February 1, 1995, the Company purchased all of the outstanding common stock of Record Management of Louisiana, Inc., Century Medical, Inc., DLS, Inc., and INFORR Corp., Inc. for $12,527,755, consisting of $10,485,745 in cash, $1,959,010 in subordinated notes payable, and $83,000 in the Company's common stock (1,950 Class B common shares). The Company also assumed liabilities of $770,334. In conjunction with the acquisition, the Company recorded $10,885,502 in goodwill.


     On June 30, 1995, the Company purchased all of the outstanding common stock of JAD Interests, Inc., and substantially all of the assets of Record Care for $3,201,500, consisting of $2,901,500 in cash and $300,000 in subordinated notes payable. The Company also assumed liabilities of $54,681 in connection with the acquisition. In conjunction with the acquisition, the Company recorded $2,757,258 in goodwill.


     On March 31, 1996, the Company purchased all of the outstanding common stock of C.N.S. Records Management, Inc. and Stendy Corp. for $2,358,000 in cash and a minimum of $700,000 in future earn-out payments, of which $400,000 and $300,000 are due on March 31, 1997 and 1998, respectively. The Company projects the actual earn-out payments will be $700,000 and has recorded the liability and additional goodwill at December 31, 1996. The Company assumed liabilities of $308,131 in connection with the acquisitions. In conjunction with the acquisitions, the Company recorded $2,703,223 in goodwill.

                        HIMSCORP, INC. AND SUBSIDIARIES

     On September 30, 1996, the Company purchased all of the outstanding common stock of Copyright, Inc. for $3,075,000, consisting of $75,000 in cash and $3,000,000 in subordinated notes payable and assumed liabilities of $198,900. In conjunction with the acquisition, the Company recorded $2,814,127 in goodwill.

     On January 2, 1997, the Company purchased all of the common stock of Recordkeepers, Inc. and Record Tech, Inc. for $7,879,000, consisting of $4,879,000 in cash and $3,000,000 in subordinated notes payable. The Company also assumed liabilities of $853,305. In conjunction with the acquisitions, the Company recorded $7,840,328 in goodwill.

     On June 1, 1997, the Company purchased all of the outstanding stock of MKC, Inc. for $3,200,000 consisting of $2,700,000 in cash and $500,000 in subordinated notes payable. The Company also assumed liabilities of $179,687 in connection with this acquisition. In conjunction with the acquisition, the Company recorded $2,347,002 in goodwill.

     In addition, the Company entered into certain employment, noncompete, and consulting agreements with the principal shareholders and certain ongoing senior management of the acquired companies.

     The acquisitions have been accounted for as purchases and, accordingly, the consolidated statements of income include the results of operations of the acquired businesses from their respective dates of acquisition.

     Based on unaudited data, the following table presents selected financial information for the company on a pro forma basis, assuming the companies had been combined since February 1, 1995.



                          Period from
                        February 1, 1995    Year ended    Nine-months ended
                        to December 31,    December 31,     September 30,
                              1995             1996            1997
                       ------------------ -------------- -----------------
   Revenues  .........      $18,439          $23,801          $21,390
   Net income   ......        1,281            2,135              472


     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions been made as of February 1, 1995.


4. Debt

     Long-term debt consists of the following:

                                                                               December 31,
                                                                       ----------------------------
                                                                           1995            1996
                                                                       -------------   ------------
   Working capital loan, plus interest at the prime rate (8.25% at
    December 31, 1996) plus 1.5%   .................................   $        --     $     1,000
   Revolving loan, payable in varying quarterly installments
    through July 1, 2002, plus interest payable monthly at varying
    LIBOR interest rates (ranging from 5.50% to 6.50% at
    December 31,1996) plus 3.50%   .................................     9,137,902      13,042,806
   Subordinated notes payable to sellers (including shareholders) in varying annual installments from 1997 through 2002, plus
    interest at varying rates up to 7.75%, payable semiannually
    through 2002    ................................................     2,259,010       5,259,010
                                                                       ------------    ------------
                                                                        11,396,912      18,302,816
   Less: Current maturities  .......................................       212,902       3,092,805
                                                                       ------------    ------------
                                                                       $11,184,010     $15,210,011
                                                                       ============    ============

                        HIMSCORP, INC. AND SUBSIDIARIES

     The Company's subsidiaries have an agreement with a bank which provides for a credit facility which expires October 1, 2000 and includes a revolving loan of up to $14,000,000 and a working capital loan of up to $1,300,000. In 1997, the agreement was amended to increase the revolving loan to $23,500,000 and the working capital loan to $2,000,000.


     A facility fee of .50% per annum is payable on a quarterly basis on the available credit under the credit facility. The credit facility requires the subsidiaries of the Company to collectively maintain a specified amount of consolidated adjusted net worth, working capital, current ratio, interest coverage ratio, payment of dividends, and certain other financial covenants, all as defined within the agreement.


     The credit facility is collateralized by substantially all assets and common stock of the Company. In addition, the Company is required to maintain a life insurance policy covering the principal stockholder of the Company which also collateralizes the borrowings under the agreement. The agreement also provides that the principal stockholder may not pledge or permit a security interest or lien to exist on his common stock in connection with any other debt.


     The subordinated notes are subordinated to amounts outstanding under the credit facility. In addition, at December 31, 1996, $3,000,000 of the subordinated notes are secured by a letter of credit which is collateralized by a certificate of deposit; the remaining subordinated notes are unsecured.


     Principal maturities on long-term debt for each of the five years succeeding 1996 and thereafter are as follows: 1997--$3,092,805, 1998--$1,900,000, 1999--$2,883,333; 2000--$3,283,333; 2001--$4,342,345; and
thereafter--$2,801,000.


5. Capital Stock


     The holders of Class A common stock are entitled to receive cumulative cash dividends at 8% per annum. Dividends began to accumulate on the date of first issuance of the Class A shares and will be paid to Class A shareholders of record only in the event of a distribution to common shareholders. Accumulated dividends total $532,049 at December 31, 1996.


     1,950 shares of the Class B common stock have vesting provisions based on either time (1,000 shares) or performance (950 shares) criteria. The time shares are considered a fixed plan and the performance shares are considered a variable plan under APB Opinion No. 25. At December 31, 1996, 500 and 550 shares remain unvested under the fixed and variable plans, respectively. The Company has recorded compensation expense of $1,112,000 in the nine months ended September 30, 1997 for the performance shares based on their estimated fair value at September 30, 1997.


6. Leases


     The Company and its subsidiaries lease warehouse and office facilities and certain other equipment under operating leases that expire at various dates through 2001. In most cases, management expects that leases will be renewed or replaced by other similar leases in the normal course of business.


     Future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                        HIMSCORP, INC. AND SUBSIDIARIES

   1997   ..............................   $1,489,620
   1998   ..............................    1,339,826
   1999   ..............................    1,113,214
   2000   ..............................      357,272
   2001   ..............................      128,061
                                           -----------
   Total minimum lease payments   ......   $4,427,993
                                           ===========

     Rental expense for operating leases was $813,325 and $1,562,913 in 1995 and 1996, respectively.


7. Income Taxes


     Significant components of the provision for income taxes are as follows:



                          Period from
                        February 1, 1995     Year ended
                        to December 31,      December 31,
                              1995              1996
                       ------------------   -------------
   Current:
    Federal   ......        $127,145          $651,680
    State  .........          71,325           129,915
                            ---------         ---------
                             198,470           781,595
   Deferred:
    Federal   ......         205,000            73,800
    State  .........          30,000            10,900
                            ---------         ---------
                             235,000            84,700
                            ---------         ---------
                            $433,470          $866,295
                            =========         =========

     A reconciliation between the provision for income taxes computed at statutory rates and the amount reflected in the accompanying consolidated statements of income is as follows:



                                                                       Period from
                                                                     February 1, 1995     Year ended
                                                                     to December 31,      December 31,
                                                                           1995              1996
                                                                    ------------------   -------------
   Computed federal tax provision at statutory rates    .........        $366,694          $622,659
   Increase in taxes resulting from:
    State and local income taxes, net of federal benefit   ......          37,316           136,562
    Other  ......................................................          29,460           107,074
                                                                         ---------         ---------
                                                                         $433,470          $866,295
                                                                         =========         =========


     Included in the income tax provision for the nine months ended
September 30, 1997 is approximately $434,000 related to the non-deductible compensation recorded in connection with the variable stock plan (Note 5).




                        HIMSCORP, INC. AND SUBSIDIARIES

   Significant components of the Company's deferred income tax liabilities are as follows:



                                                  December 31,
                                             ----------------------
                                                1995        1996
                                             ----------   ---------
   Deferred income tax liabilities:
    Excess tax amortization   ............   $118,000     $288,000
    Excess tax depreciation   ............      4,000       12,000
    Prepaid insurance   ..................     19,000       19,000
    Other   ..............................     94,000           --
                                             ---------    ---------
   Total deferred tax liabilities   ......   $235,000     $319,000
                                             =========    =========

     The Company paid income taxes of approximately $290,000 and $541,000 in 1995 and 1996, respectively.


8. Employee Benefits

     Effective February 1, 1996, the Company established a 401(k) profit-sharing plan. Substantially all full-time employees who meet age and service requirements are eligible to participate. Employees may contribute up to 15% of their compensation, with matching contributions of up to 25% of 4% of compensation at the discretion of the Company. Company contributions to the 401(k) plan were $19,400 in 1996.


9. Related Party Transactions

     Keystone Capital, Inc., wholly owned by the principal stockholder of the Company, has responsibility for corporate operations and is paid an advisory fee by the Company for services provided. Such fees approximated $101,000 and $176,000 in 1995 and 1996, respectively.


10. Subsequent Events

     On October 31, 1997, Iron Mountain Incorporated acquired all outstanding stock of the Company. The transaction became effective November 1, 1997.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Arcus Technology Services, Inc.

We have audited the consolidated balance sheets of Arcus Technology Services, Inc. (Successor Company) as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the five month period ended December 31, 1995 and the year ended December 31, 1996. We have also audited the consolidated statements of income, stockholders' equity, and cash flows of Arcus, Inc. (Predecessor Company) for the year ended December 31, 1994 and the seven month period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcus Technology Services, Inc. (Successor Company) at December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the five month period ended December 31, 1995 and the year ended December 31, 1996, and the consolidated results of Arcus, Inc.'s (Predecessor Company) operations and cash flows for the year ended December 31, 1994 and the seven month period ended July 31, 1995, in conformity with generally accepted accounting principles.






                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Dallas, Texas
February 28, 1997, except for
Note 12, as to which the date is
September 26, 1997

                        ARCUS TECHNOLOGY SERVICES, INC.
                              (Successor Company)

                          CONSOLIDATED BALANCE SHEETS


                                                                   December 31,
                                                           -----------------------------
                                                                                           September 30,
                                                              1995            1996             1997
                                                           -------------   -------------   --------------
                                                                                            (Unaudited)
                    ASSETS (Note 4)
Current Assets:
 Cash   ................................................    $   712,818    $ 1,687,101      $   803,024
 Accounts receivable, less allowance for doubtful
   accounts of $123,055, $156,227 and $68,000,
   respectively  .......................................      8,846,628     14,008,613       17,058,766
 Inventory    ..........................................        293,393        371,715          342,230
 Prepaid expenses and other current assets  ............        721,558      1,018,281        1,052,835
                                                            -----------    ------------     ------------
      Total Current Assets   ...........................     10,574,397     17,085,710       19,256,855
Property and Equipment, at Cost:
 Land, buildings, and leasehold improvements   .........      5,395,640      6,266,886        6,756,226
 Vault equipment and vehicles   ........................      6,628,169      8,819,780       10,097,416
 Furniture and other equipment  ........................      1,275,251      3,958,006        4,766,392
                                                            -----------    ------------     ------------
                                                             13,299,060     19,044,672       21,620,034
       Less accumulated depreciation  ..................        892,339      3,649,357        5,888,313
                                                            -----------    ------------     ------------
Property and Equipment, Net  ...........................     12,406,721     15,395,315       15,731,721
Cost In Excess of Net Assets Acquired, Net of
 Accumulated Amortization of $594,377, $2,310,903
 and $4,053,320, respectively   ........................     35,093,200     55,367,074       57,451,478
Other Assets  ..........................................      2,056,056        609,649          524,171
                                                            -----------    ------------     ------------
       Total Assets    .................................    $60,130,374    $88,457,748      $92,964,225
                                                            ===========    ============     ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable   ....................................    $ 3,309,324    $ 5,796,844      $ 3,536,622
 Accrued payroll .......................................      2,186,478      2,441,433        3,568,184
 Other accrued liabilities   ...........................        926,069      1,344,001          949,369
 Deferred revenue   ....................................      2,856,621      3,469,265        3,525,806
 Due to parent (Note 2)   ..............................         13,500      1,335,702        2,382,199
 Current portion of long-term debt .....................      2,272,237      3,218,794        3,905,822
                                                            -----------    ------------     ------------
      Total Current Liabilities    .....................     11,564,229     17,606,039       17,868,002
Long-Term Debt (Note 4)   ..............................     29,724,941     39,513,473       40,160,602
Deferred Income Taxes (Note 6)  ........................          1,000        501,000          676,000
Other Liabilities   ....................................        266,540        226,700          296,491
Commitments and Contingencies (Notes 3 and 9)
Stockholders' Equity:
 Common stock, $.01 par value:
   Authorized shares--5,000,000
   Issued and outstanding shares--2,191,150,
    3,205,263 and 3,325,229, respectively   ............         21,911         32,052           33,252
   Capital in excess of par value  .....................     17,507,289     26,918,088       28,115,156
 Retained earnings  ....................................      1,057,416      3,619,939        5,803,717
 Translation adjustment   ..............................        (12,952)        40,457           11,005
                                                            -----------    ------------     ------------
      Total Stockholders' Equity   .....................     18,573,664     30,610,536       33,963,130
                                                            -----------    ------------     ------------
      Total Liabilities and Stockholders' Equity  ......    $60,130,374    $88,457,748      $92,964,225
                                                            ===========    ============     ============

                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                       CONSOLIDATED STATEMENTS OF INCOME




                                                                                                Nine Months Ended
                                                   Seven           Five                           September 30,
                                Year Ended      Months Ended   Months Ended    Year Ended   --------------------------
                                December 31,     July 31,      December 31,   December 31,
                                   1994            1995            1995           1996         1996          1997
                               --------------- --------------- -------------- ------------- ------------- ------------
                               (Predecessor)   (Predecessor)    (Successor)    (Successor)  (Successor)   (Successor)
                                                                                                   (Unaudited)
Revenues:
 Storage and transport  ......  $34,493,858     $21,401,465     $16,158,490   $43,671,062   $31,853,307   $38,173,659
 Other   .....................    6,339,489       4,276,499       4,519,868    22,310,314    13,315,113    30,795,249
                                -----------     -----------     ------------  ------------  ------------  ------------
      Total Revenues    ......   40,833,347      25,677,964      20,678,358    65,981,376    45,168,420    68,968,908
Operating Expenses:
 Cost of services rendered   .   18,034,862      11,345,153       9,450,781    32,737,753    21,803,502    37,725,824
 Selling and administrative
   expenses    ...............   14,027,645       8,730,900       6,632,234    21,591,852    14,642,683    20,279,524
 Depreciation and
   amortization   ............    2,850,154       1,532,211       1,601,464     4,436,529     3,205,404     4,538,429
                                -----------     -----------     ------------  ------------  ------------  ------------
      Total Operating
       Expenses   ............   34,912,661      21,608,264      17,684,479    58,766,134    39,651,589    62,543,777
                                -----------     -----------     ------------  ------------  ------------  ------------
Operating Income  ............    5,920,686       4,069,700       2,993,879     7,215,242     5,516,831     6,425,131
Interest (Income) Expense,
 Net  ........................     (264,788)       (336,556)      1,128,963     2,668,719     1,932,303     2,454,353
                                -----------     -----------     ------------  ------------  ------------  ------------
Income Before Income
 Taxes   .....................    6,185,474       4,406,256       1,864,916     4,546,523     3,584,528     3,970,778
Provision for Income Taxes
 (Note 6)   ..................    2,601,000       1,852,000         807,500     1,984,000     1,563,000     1,787,000
                                -----------     -----------     ------------  ------------  ------------  ------------
Net Income  ..................  $ 3,584,474     $ 2,554,256     $ 1,057,416   $ 2,562,523   $ 2,021,528   $ 2,183,778
                                ===========     ===========     ============  ============  ============  ============
Earnings per share   .........  $      0.46     $      0.32     $      0.48   $      0.99   $      0.83   $      0.66
                                ===========     ===========     ============  ============  ============  ============
Weighted average shares
 outstanding   ...............    7,848,632       7,885,252       2,191,150     2,583,642     2,446,351     3,293,364
                                ===========     ===========     ============  ============  ============  ============


                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                        Common Stock
                                    ---------------------  Capital in
                                                           Excess of     Retained     Translation
                                     Shares      Amount    Par Value     Earnings      Adjustment     Total
                                    ----------- --------- ------------- ------------- ------------ ---------------
Predecessor:
Balances at December 31, 1993   ...  7,770,697   $77,707   $ 2,025,519   $11,166,241  $(512,953)    $12,756,514
 Currency translation
   adjustment .....................         --        --            --            --     25,786          25,786
 Net income   .....................         --        --            --     3,584,474         --       3,584,474
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1994   ...  7,770,697    77,707     2,025,519    14,750,715   (487,167)     16,366,774
 Currency translation
   adjustment .....................         --        --            --            --      9,440           9,440
 Exercise of stock options   ......     10,000       100        42,400            --         --          42,500
 Net income   .....................         --        --            --     2,554,256         --       2,554,256
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at July 31, 1995 .........  7,780,697   $77,807   $ 2,067,919   $17,304,971  $(477,727)    $18,972,970
                                     ==========  ========  ============  ============ ==========    ===========
Successor:
Issue Successor equity at
 August 1, 1995  ..................  2,191,150   $21,911   $17,507,289   $        --  $      --     $17,529,200
 Currency translation
   adjustment .....................         --        --            --            --    (12,952)        (12,952)
 Net income   .....................         --        --            --     1,057,416         --       1,057,416
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1995   ...  2,191,150    21,911    17,507,289     1,057,416    (12,952)     18,573,664
 Issuances of common stock in
   connection with acquisitions
   (Note 3)   .....................    333,007     3,330     2,299,282            --         --       2,302,612
 Sales of common stock to
   Parent (Note 3)  ...............    681,106     6,811     7,111,517            --         --       7,118,328
 Currency translation
   adjustment .....................         --        --            --            --     53,409          53,409
 Net income   .....................         --        --            --     2,562,523         --       2,562,523
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1996   ...  3,205,263    32,052    26,918,088     3,619,939     40,457      30,610,536
 Issuances of common stock
   (unaudited)   ..................      4,038        41         9,963            --         --          10,004
 Sales of common stock to
   Parent (Note 3) (unaudited)     .   115,928     1,159     1,187,105            --         --       1,188,264
 Currency translation
   adjustment (unaudited) .........         --        --            --            --    (29,452)        (29,452)
 Net income (unaudited)   .........         --        --            --     2,183,778         --       2,183,778
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at September 30, 1997
 (unaudited)  .....................  3,325,229   $33,252   $28,115,156   $ 5,803,717  $  11,005     $33,963,130
                                     ==========  ========  ============  ============ ==========    ===========



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Five                               Nine Months Ended
                                      Year Ended      Seven Months      Months Ended      Year Ended             September 30,
                                      December 31,   Ended July 31,     December 31,     December 31,     --------------------------
                                         1994             1995              1995             1996            1996            1997
                                     --------------- --------------     ---------------- ---------------- ----------   ------------
                                     (Predecessor)    (Predecessor)      (Successor)      (Successor)     (Successor)     (Successor
                                                                                      (Unaudited)
Operating Activities:
 Net income ........................ $ 3,584,474    $ 2,554,256      $  1,057,416    $   2,562,523    $  2,021,528    $  2,183,778
 Adjustments to reconcile net
 income to net cash provided
 by operating activities:
   Depreciation and
    amortization  ..................   2,850,154      1,532,211         1,601,464        4,436,529       3,205,404       4,538,429
   Deferred tax provision
    (benefit)  .....................    (183,912)      (124,000)          (47,000)         237,000         181,000         156,000
   Provision for losses on
    accounts receivable    .........      24,000         21,000            15,000           56,000          32,000         (78,314)
   (Gain) loss on disposal
    of assets  .....................     105,613          3,961               185          (18,110)        (13,106)            802
   Changes in operating
    assets and liabilities, net
    of acquisitions:
      Accounts receivable  .........    (626,622)      (138,515)       (1,614,511)      (2,988,055)     (1,623,541)     (1,567,953)
      Inventory   ..................     (84,287)       (64,996)          (18,239)         (65,232)          1,160          28,324
      Prepaid expenses  ............      99,233         42,197          (341,081)         (72,961)        152,268         (18,136)
      Other assets   ...............      42,084         11,773            (7,315)         (96,822)          9,217             715
      Accounts payable  ............     161,186         41,491         1,388,888        1,970,283        (838,538)     (2,470,452)
      Accrued and other
       liabilities   ...............      75,320        332,906           719,665         (330,112)       (569,269)        521,943
      Deferred revenue  ............     159,545         87,259            48,263          254,460         333,019          56,541
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Provided by
 Operating Activities   ............   6,206,788      4,299,543         2,802,735        5,945,503       2,891,142       3,351,677
Investing Activities:
 Acquisitions, net of cash
  acquired  ........................          --             --       (48,751,173)     (15,128,889)     (7,646,245)     (6,911,046)
 Purchase of property and
  equipment    .....................  (1,840,880)    (1,831,165)       (2,290,595)      (5,280,173)     (3,228,803)     (2,833,894)
 Funds invested with Parent   ......  (3,987,731)    (1,515,060)               --               --              --              --
 Sales of property and
  equipment    .....................          --         13,087                --        1,808,959       1,808,959              --
 Other investing activities   ......      64,447            293            (8,085)         (68,568)          8,626         (98,941)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Used for Investing
 Activities ........................  (5,764,164)    (3,332,845)      (51,049,853)     (18,668,671)     (9,057,463)     (9,843,881)
Financing Activities:
 Proceeds from sales of
  common stock    ..................          --         42,500        17,529,200        7,118,328       3,813,829       1,198,268
 Proceeds from issuances of
  long-term debt  ..................    (458,889)            --        30,000,000        9,883,000       5,857,000       7,919,152
 Payments on long-term debt   ......          --       (131,071)       (1,580,544)      (3,540,918)     (2,075,585)     (2,649,021)
 Increase (decrease) in due
  to parent ........................     (18,530)            --            13,500        1,322,202       1,041,407       1,046,497
 Net increase (decrease) in
  revolving line of credit    ......          --             --         3,000,000       (1,100,000)     (2,100,000)     (1,900,000)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Provided by (Used
 for) Financing Activities    ......    (477,419)       (88,571)       48,962,156       13,682,612       6,536,651       5,614,896
Effect of Exchange Rate
Changes on Cash   ..................       2,432          1,093            (2,220)          14,839             884          (6,769)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Increase (Decrease) in
 Cash    ...........................     (32,363)       879,220           712,818          974,283         371,214        (884,077)
Cash at Beginning of Period   ......      88,999         56,636                --          712,818         712,818       1,687,101
                                     ------------   -----------      -------------   --------------   -------------   -------------
Cash at End of Period   ............ $    56,636    $   935,856      $    712,818    $   1,687,101    $  1,084,032    $    803,024
                                     ============   ===========      =============   ==============   =============   =============



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

1. Organization and Business


     Arcus Technology Services, Inc. (ATSI or Successor) is an 81% owned subsidiary of United Acquisition Company (UAC or the Parent) which is an 80% owned subsidiary of Arcus Group, Inc. (AGI), formerly United Gas Holding Corporation. ATSI was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus or Predecessor), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method in the Successor financial statements. The Predecessor financial statements have been prepared using the historical cost of its assets and have not been adjusted to reflect the purchase by ATSI. During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI), and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired (see Note 3).


     The Successor financial statements include the accounts of ATSI and its subsidiaries, Arcus, ADSI, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited (ADSL). All intercompany transactions between ATSI and its subsidiaries have been eliminated. The term "Company" includes ATSI, Arcus, ADSI, ADSL, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated. The Predecessor financial statements include the accounts of Arcus, and its wholly owned subsidiaries, ADSI and ADSL.


     The Company provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, ATSI provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 100%, 97%, 96%, 81%, 86% and 65% of the Company's revenue during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.


     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A majority of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.


     In management's opinion, the accompanying interim consolidated financial statements for the nine month periods ended September 30, 1996 and 1997 contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the consolidated financial position of the Company as of September 30, 1997, and the consolidated results of operations and cash flows of the Company for the nine month periods ended September 30, 1996 and 1997. The consolidated results of operations for the nine month period ended September 30, 1997, are not necessarily indicative of the results expected for the full year.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

2. Summary of Significant Accounting Policies


Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives for the Predecessor are: buildings-20 years, vault equipment 5-20 years, vehicles 3-5 years, furniture and other equipment 3-7 years. The estimated useful lives for the Successor are: buildings-40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $1,020,000, $588,000, $495,000, $1,228,000, $859,000 and $971,000 for the year ended December 31,
1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


Other Assets

     Other assets are comprised of long-term deposits, intangible assets, deferred organization costs, and, in 1995, certain property and improvements being held for sale. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Related amortization expense was $205,000, $75,000, $96,000, $212,000,
$174,000, and $84,000 for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period.


Revenues

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 10 for revenues by business segment.

     Included in other revenues are product sales, net of product costs, totaling $1,252,000, $834,000, $665,000, $1,800,000, $1,226,000, and $1,640,000
for the year ended December 31, 1994, the seven month period ended

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively. Product sales are presented on a net basis since the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $6,600,000, $4,502,000, $4,367,000, $10,465,000,
$6,811,000, and $9,370,000 for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. The interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


Income Taxes

     For tax return purposes, the Company is included in AGI's consolidated federal income tax return. The Company's tax expense and payable is determined on a separate return basis at maximum tax rates without regard to graduated rates. Accordingly, the Company's federal income taxes payable represents an intercompany payable to Parent at December 31, 1995 and 1996, and September 30, 1997, and is shown as Due to Parent on the Consolidated Balance Sheets.

     Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


Earnings Per Share

     Earnings (loss) per common and common equivalent share data is calculated based on the weighted average common and common equivalent shares outstanding for the respective period. Common equivalent shares assume the exercise of all dilutive stock options using the treasury stock method. Primary and fully diluted earnings per share are not materially different in the years presented.


     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded. The change is expected to have no effect on earnings per share for the five month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997. The change is expected to result in an increase in basic earnings per share for the year ended December 31, 1994 and the seven month period ended July 31, 1995 to $0.47 and $0.33, respectively.


Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 5).

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

Reclassifications

     Certain 1994 and 1995 amounts have been reclassified in order to conform to the 1996 presentation.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Acquisitions


     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the Company's income statement and statement of cash flows for the period from the purchase date through December 31, 1996. In connection with certain of the acquisitions, the Company issued shares of its common stock to the sellers as partial consideration and sold shares of its common stock to its Parent to assist in financing the cash portion of the acquisitions. The fair value of the Company's stock issued or sold in connection with the acquisitions was determined by the Board of Directors of the Company based on formulas used in similar transactions.


     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. At December 31, 1996, the purchase price was comprised of approximately $6,240,000 of net cash payments, 228,242 shares of the Company's common stock, and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997.


     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of the Company's common stock at $16.55 per share (see Note 5). In addition, should Trinity meet certain predefined profitability targets for the twelve months ended March 31, 1997, the former owner will be entitled to a contingent amount based upon a multiple of increased earnings, as defined. The contingent purchase price, if any, will be paid in a combination of cash (80%), a subordinated note payable (20%), and immediately vested five-year options to purchase additional shares of the Company's common stock. The contingent purchase price, if any, will increase costs in excess of net assets acquired. See Note 12--"Subsequent Events."


     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of the Company's common stock, a 10-year warrant for the purchase of 10,000 additional shares of the Company's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.


     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of the Company's common stock, and assumption of specific liabilities.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

4. Long-Term Debt

     In connection with the acquisition of Arcus, the Company entered into a $52 million credit facility (the Facility). Under the Facility, the Company received $18 million under a five-year term loan agreement (Term A Loan), $12 million under a seven year term loan agreement (Term B Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, the Company amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. See Note 12--"Subsequent Events."

     Under the Facility, the Company may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the US Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 of such prepayments made during 1996. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects the Company to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of the Company.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), the Company issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,954,000 remains outstanding at December 31, 1996 and September 30, 1997, respectively. Of this amount, $4,405,000 and $1,053,000 is due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and September 30, 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and September 30, 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit for the same amount expiring on February 3, 1998, which the Company plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability. In 1997, $3,156,000 of acquisition obligations were financed through the Acquisition Facility and the sale of common stock to the Parent.

     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank the amount, if any, by which the Company's interest payments on $15 million of its long-term debt exceeds 8.9375% plus the related premium (2.5% to 3.0%). The interest rate cap agreement expired on September 5, 1997.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

   Long-term debt is as follows:

                                                                       December 31,
                                                               -----------------------------
                                                                                               September 30,
                                                                  1995            1996             1997
                                                               -------------   -------------   --------------
   Term A Loan, increasing quarterly principal payments
    over a four-year period beginning March 31, 1996  ......   $17,082,000     $14,316,000      $12,271,000
   Term B Loan, nominal quarterly principal payments for
    the five year period beginning September 30, 1995
    with the balance due in equal quarterly installments for
    the following two years   ..............................    11,364,000      10,839,000       10,805,000
   Acquisition Facility, increasing quarterly principal
    payments over a four year period starting September
    30, 1999   .............................................            --       9,725,000       16,144,000
   Revolver, principal due five years from July 31, 1995,
    with the Company having the option to extend for an
    additional three years with bank approval   ............     3,000,000       1,900,000               --
   Acquisition notes and obligations   .....................            --       5,485,000        2,954,000
   Note payable to Parent  .................................            --              --      $ 1,500,000
   7% mortgage note payable in quarterly principal and
    interest installments, maturing April 2001  ............       521,000         441,000          376,000
   Capital lease obligations  ..............................        30,000          26,000           16,000
                                                               ------------    ------------     ------------
                                                                31,997,000      42,732,000       44,066,000
   Less current portion ....................................     2,272,000       3,219,000        3,906,000
                                                               ------------    ------------     ------------
                                                               $29,725,000     $39,513,000      $40,160,000
                                                               ============    ============     ============

     Scheduled payments based on long-term debt outstanding at December 31, 1996 are as follows:



   1997  ............   $ 3,219,000
   1998  ............     4,028,000
   1999  ............     4,499,000
   2000  ............     8,557,000
   2001  ............     8,632,000
   Thereafter  ......    13,797,000
                        ------------
                        $42,732,000
                        ============

     Cash payments for interest during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997 were $79,000, $35,000, $913,000, $3,131,000,
$2,284,000 and $2,670,000, respectively.

     At December 31, 1995 and 1996 and September 30, 1997, the fair value of the Company's revolving line of credit and long-term debt approximated its carrying value.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

5. Stock Option Plans

     The Company's 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and September 30, 1997, respectively, of authorized but unissued common stock for sale or award to directors, officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.

     Options expire on the date set by the Plan Administration Committee of the Company's Board of Directors (the Committee), but in no case later than ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.

     During 1995 and 1996, the Company granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options becoming vested semi-annually over a four year period. At December 31, 1996, 101,060 shares were vested.

     Vested options only become exercisable if either UAC's ownership of ATSI or AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995, December 31, 1996 or September 30, 1997. As of December 31, 1996, no shares had been exercised or canceled and 53,000 shares remain available for grant.

     The following is a summary of employee stock option transactions under the 1995 Stock Option Plan:



                                                                                  Weighted
                                              Number of       Option Price      Average Option
                                               Shares          Per Share       Price per Share
                                              -----------   ----------------   ----------------
   Granted after July 31, 1995 ............     198,100          $8.00              $ 8.00
                                                --------
   Outstanding at December 31, 1995  ......     198,100          $8.00              $ 8.00
   Granted in 1996 ........................      88,900      $10.24--$11.03         $10.71
                                                --------
   Outstanding at December 31, 1996  ......     287,000      $ 8.00--$11.03         $ 8.84
                                                ========

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 was approximately 9 years.

     A total of 365,000 and 465,000 shares of common stock were reserved for issuance under the 1995 Stock Option Plan, the acquisition options (see Note 3) and the acquisition warrant (see Note 3) at December 31, 1996 and September 30, 1997, respectively. At December 31, 1996, ATSI had 3,205,263 shares of common stock outstanding and the net book value per share of ATSI common stock was $9.55.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee share options under the fair value method. The fair value for options granted ($0 for 1995 and 1996) was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1996 and 1995: a risk-free interest rate of 5.6%; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

6. Income Taxes


     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                               December 31,
                                                       -----------------------------
                                                                                       September 30,
                                                         1995             1996             1997
                                                       -------------   -------------   --------------
   Deferred tax assets:
    Property and equipment  ........................    $  122,000      $       --      $    4,000
    Accrued liabilities  ...........................        43,000         166,000         187,000
    Other ..........................................         5,000          14,000           8,000
                                                        ----------      ----------      ----------
                                                           170,000         180,000         199,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired in stock
      purchase transactions and other assets  ......      (123,000)       (455,000)       (676,000)
    Property and equipment  ........................            --         (46,000)             --
                                                        ----------      ----------      ----------
                                                          (123,000)       (501,000)             --
                                                        ----------      ----------      ----------
   Net deferred tax assets (liabilities)   .........    $   47,000      $ (321,000)     $ (477,000)
                                                        ==========      ==========      ==========

     Deferred tax assets totaling $48,000, $180,000 and $199,000 as of December 31, 1995 and 1996 and September 30, 1997, respectively, are included in prepaid expenses and other current assets on the Consolidated Balance Sheets.


     The components of the provision for income taxes are as follows:


                                                                                  Nine Months Ended
                                      Seven           Five                          September 30,
                     Year Ended    Months Ended   Months Ended    Year Ended   ------------------------
                    December 31,     July 31,     December 31,   December 31,
                        1994           1995           1995           1996         1996         1997
                    -------------- -------------- -------------- ------------- ------------ -----------
   Current:
    Federal  ......  $2,176,000     $1,532,000      $ 678,500      $1,337,000   $1,059,000   $1,274,000
    State .........     609,000        444,000        176,000         410,000      323,000      357,000
                     ----------     ----------      ---------     -----------   -----------  -----------
                      2,785,000      1,976,000        854,500       1,747,000    1,382,000    1,631,000
   Deferred  ......    (184,000)      (124,000)       (47,000)        237,000      181,000      156,000
                     ----------     ----------      ---------     -----------   -----------  -----------
                     $2,601,000     $1,852,000      $ 807,500      $1,984,000   $1,563,000   $1,787,000
                     ==========     ==========      =========     ===========   ===========  ===========

     The effective tax rates differ from the federal statutory rates primarily as a result of the following:

                                                                                               Nine Months Ended
                                                    Seven           Five                         September 30,
                                   Year Ended    Months Ended   Months Ended    Year Ended   ---------------------
                                  December 31,     July 31,     December 31,   December 31,
                                      1994           1995           1995           1996       1996       1997
                                  -------------- -------------- -------------- ------------- ---------- ----------
   Federal tax at statutory rate       34.0%          34.0%          34.0%          34.0%       34.0%      34.0%
   State tax provision  .........       6.3            6.6            6.2            6.0         6.0        6.0
   Other ........................       1.8            1.4            3.1            3.6         3.6        5.0
                                     ------         ------         ------         ------      ------     ------
                                       42.1%          42.0%          43.3%          43.6%       43.6%      45.0%
                                     ======         ======         ======         ======      ======     ======

     Cash payments for income taxes during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five-month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997, were $2,785,000, $1,961,000, $720,000,
$609,000, $499,000 and $619,000, respectively.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

7. Retirement Plans

     On August 1, 1995, the Company adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of the Company and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st and July 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. The Company matches one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, $115,000 and $145,000, for the five month period ended December 31, 1995 and the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. Company matching expense relating to a similar plan of the Predecessor's former parent was $109,000 and $75,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995. The Company may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. The Company provided for a voluntary contribution in 1995 and 1996, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the five month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997 was $147,000, $427,000, $338,000 and $371,000, respectively. The
Predecessor had voluntary contribution expense for the year ended December 31, 1994 and the seven month period ended July 31, 1995, of $329,000 and $212,000, respectively.


8. Related Party Transactions

     During the year ended December 31, 1994 and the seven month period ended July 31, 1995, the Predecessor's parent provided management, accounting and other administrative services to the Company. The cost of such services was based upon standard charges for the Company's relative use of the underlying services compared to the parent's other operating companies. Charges for these services were $334,000 and $255,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995, respectively.

     The Company leases twelve of its facilities from its former parent (Note
9). The Predecessor paid rental expense to its former parent of $1,209,000 and $766,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995, respectively.

     During the year ended December 31, 1994 and the seven month period ended July 31, 1995, insurance was purchased by the Predecessor's parent for the parent's consolidated group. Policy premiums were charged to each company based upon relative payroll, revenue, vehicles, property values or losses, depending on the type of insurance coverage. In 1994, group health insurance was purchased from an independent health maintenance organization by the parent on behalf of the Company.


9. Commitments and Contingencies

     As of September 30, 1997, the Company leased 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1996, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1996. These two leases each have fifteen-year terms that will commence during 1997. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. The Company has an irrevocable letter of credit for $50,000 expiring on April 9, 1998 that supports an office lease obligation. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $3,488,000, $2,293,000, $1,578,000 and
$4,409,000

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995 and the year ended December 31, 1996, respectively. Included in these amounts are $1,209,000, $766,000, $554,000 and $1,361,000, respectively, of operating lease expense related to facilities leased from shareholders.

     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1996 are as follows:



   1997  ..............................  $ 5,153,000
   1998  ..............................    4,808,000
   1999  ..............................    4,363,000
   2000  ..............................    3,871,000
   2001  ..............................    3,106,000
   Thereafter  ........................   19,441,000
                                         ------------
   Total minimum lease payments  ......  $40,742,000
                                         ============

     The Company has a $250,000 standby letter of credit payable to its bank to secure its operating cash accounts.


10. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment.

                                                                                                    Nine Months Ended
                                                  Seven           Five                                September 30,
                               Year Ended      Months Ended   Months Ended    Year Ended     -------------------------------
                               December 31,     July 31,      December 31,    December 31,
                                  1994            1995            1995           1996            1996            1997
                              --------------- --------------- -------------- --------------- --------------- ---------------
                              (Predecessor)   (Predecessor)    (Successor)    (Successor)     (Successor)     (Successor)
                                                                                                       (Unaudited)
   Revenues
   Data security ............   $40,833,347     $24,964,319    $19,867,759    $53,145,334     $38,553,505     $44,573,634
   Technical staffing  ......            --         713,645        810,599     12,997,907       6,711,491      24,717,499
   Intercompany
    eliminations ............            --              --             --       (161,865)        (96,576)       (322,225)
                                ------------    ------------   ------------   -----------     -----------     -----------
   Total operating
    revenues  ...............   $40,833,347     $25,677,964    $20,678,358    $65,981,376     $45,168,420     $68,968,908
                                ============    ============   ============   ===========     ===========     ===========
   Cost of Services
    Rendered
   Data security ............   $18,034,862     $10,874,499    $ 8,929,784    $23,554,642     $17,063,800     $19,831,627
   Technical staffing  ......            --         470,654        520,997      9,344,976       4,836,278      18,216,422
   Intercompany
    eliminations ............            --              --             --       (161,865)        (96,576)       (322,225)
                                ------------    ------------   ------------   -----------     -----------     -----------
   Total costs of services
    rendered  ...............   $18,034,862     $11,345,153    $ 9,450,781    $32,737,753     $21,803,502     $37,725,824
                                ============    ============   ============   ===========     ===========     ===========

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)


                                                                                                        Nine Months Ended
                                                        Seven           Five                              September 30,
                                     Year Ended      Months Ended   Months Ended    Year Ended    ------------------------------
                                     December 31,     July 31,      December 31,   December 31,
                                        1994            1995            1995           1996          1996            1997
                                    --------------- --------------- -------------- -------------- -------------- ---------------
                                    (Predecessor)   (Predecessor)    (Successor)    (Successor)   (Successor)     (Successor)
                                                                                                           (Unaudited)
   Depreciation and
    Amortization
   Data security ..................  $  2,693,533    $  1,431,684   $ 1,488,093    $ 3,907,825    $  2,881,767    $  3,310,817
   Technical staffing  ............            --              --         1,575        219,586         103,694         929,076
   Corporate  .....................       156,621         100,527       111,796        309,118         219,943         298,536
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total depreciation and
    amortization    ...............  $  2,850,154    $  1,532,211   $ 1,601,464    $ 4,436,529       3,205,404    $  4,538,429
                                     ============    ============   ============   ============   ============    ============
   Operating Income
   Data security ..................  $  9,321,434    $  5,958,390   $ 4,629,540    $12,149,565    $  9,040,836    $  9,888,168
   Technical staffing  ............            --         242,991       114,709        442,812         233,283         257,714
   Corporate  .....................    (3,400,748)     (2,131,681)   (1,750,370)    (5,377,135)     (3,757,288)     (3,720,751)
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total operating income          . $  5,920,686    $  4,069,700   $ 2,993,879    $ 7,215,242    $  5,516,831    $  6,425,131
                                     ============    ============   ============   ============   ============    ============
   Capital Expenditures
   Data security ..................  $  1,666,190    $  1,785,025   $ 2,115,127    $ 4,363,670    $  2,752,349    $  2,054,901
   Technical staffing  ............            --              --        43,662        317,302         157,238         634,484
   Corporate  .....................       174,690          46,140       131,806        599,201         319,216         144,509
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total capital
    expenditures ..................  $  1,840,880    $  1,831,165   $ 2,290,595    $ 5,280,173    $  3,228,803    $  2,833,894
                                     ============    ============   ============   ============   ============    ============
   Identifiable Assets
   Data security ..................                                 $59,657,300    $85,687,540                    $ 88,429,038
   Technical staffing  ............                                     152,260      2,041,337                       3,835,987
   Corporate  .....................                                     320,814        728,871                         699,200
                                                                    ------------   ------------                   ------------
   Total identifiable assets       .                                $60,130,374    $88,457,748                    $ 92,964,225
                                                                    ============   ============                   ============

11. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the acquisition of ATSI described in Note 1 and the acquisitions discussed in
Note 3 occurred on January 1, 1995 and as if the acquisition described in Note 12 occurred on January 1, 1996.


                                   Year Ended December 31,       Nine Months
                                -----------------------------       Ended
                                                                September 30,
                                   1995            1996             1997
                                -------------   -------------   --------------
   Revenues   ...............   $64,512,369     $89,208,750      $74,630,285
                                ============    ============     ============
   Operating income .........   $ 6,426,829     $ 9,524,802      $ 6,918,575
                                ============    ============     ============
   Net income ...............   $ 1,757,474     $ 3,377,656      $ 2,402,834
                                ============    ============     ============
   Earnings per share  ......   $      0.53     $      1.02      $      0.72
                                ============    ============     ============

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

12. Subsequent Events

     In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business. The assets were sold to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner.

     On June 11, 1997, the Company amended its Credit Agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

     On August 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a company operating in the contract information technology staffing services business in northern California, Oregon and Washington state for approximately $4,889,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,889,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41. The cash payment was partially financed by issuance of a $1.5 million subordinated convertible note payable to UAC. Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash payment of up to $750,000. The acquired company had revenues and operating income for the year ended December 31, 1996 of approximately $8.4 million and $1.2 million, respectively.

     On September 26, 1997, Iron Mountain Incorporated signed a definitive agreement to acquire all of the outstanding stock of the Company with anticipated closing in the first quarter of 1998.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Arcus Group, Inc.

We have audited the consolidated balance sheets of Arcus Group, Inc. (the Company), formerly United Gas Holding Corporation, as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcus Group, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP


Dallas, Texas
April 30, 1997, except for
Note 15, as to which the date is
September 26, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Arcus Group, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Arcus Group, Inc. (formerly United Gas Holding Corporation) (a Delaware corporation) and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Arcus Group, Inc. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.






                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Houston, Texas
April 4, 1995

                 ARCUS GROUP, INC. CONSOLIDATED BALANCE SHEETS


                                                                      December 31,
                                                           ----------------------------------- September 30,
                                                               1995              1996              1997
                                                           ----------------- ----------------- -----------------
                                                                                                (unaudited)
                            ASSETS (Note 5)
Current Assets:
   Cash and cash equivalents   ...........................  $   24,099,950    $   17,408,382    $   12,169,510
   Accounts receivable, less allowance for doubtful
    accounts of $123,055, $156,227 and $68,000,
    respectively   .......................................       8,951,495        14,008,613        17,058,766
   Other receivables  ....................................         493,500           828,128           828,128
   Inventory    ..........................................         293,393           371,715           342,230
   Prepaid expenses and other current assets  ............         673,558           791,337           969,969
                                                            --------------    --------------    --------------
     Total Current Assets   ..............................      34,511,896        33,408,175        31,368,603
Property and Equipment, at Cost:
   Land, buildings, and leasehold improvements   .........       5,395,640         6,266,886         6,756,226
   Vault equipment and vehicles   ........................       6,628,169         8,819,780        10,097,416
   Furniture and other equipment  ........................       1,288,251         3,994,497         4,808,522
                                                            --------------    --------------    --------------
                                                                13,312,060        19,081,163        21,662,164
   Less accumulated depreciation  ........................         895,589         3,661,338         5,909,813
                                                            --------------    --------------    --------------
     Property and Equipment, Net  ........................      12,416,471        15,419,825        15,752,351
Cost in Excess of Net Assets Acquired, Net of Accumulated
 Amortization of $594,377, $2,310,903 and $4,053,320,
 respectively   ..........................................      35,093,200        55,235,881        57,320,285
Investments (Note 4)  ....................................         821,908           817,629           866,662
Other Assets    ..........................................       2,067,351           581,375           513,538
                                                            --------------    --------------    --------------
   Total Assets    .......................................  $   84,910,826    $  105,462,885    $  105,821,439
                                                            ==============    ==============    ==============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable   ....................................  $    3,334,939    $    5,952,043    $    3,551,279
   Accrued payroll    ....................................       2,186,478         2,814,509         3,588,027
   Accrued liabilities   .................................         804,569         1,344,791           952,227
   Deferred revenue   ....................................       2,856,621         3,469,265         3,525,806
   Current portion of long-term debt    ..................       2,272,237         4,406,794         3,905,822
                                                            --------------    --------------    --------------
     Total Current Liabilities    ........................      11,454,844        17,987,402        15,523,161
Long-Term Debt (Note 5)  .................................      29,724,941        38,325,473        38,660,602
Other Liabilities  .......................................         266,540           226,700           296,491
Commitments and Contingencies (Notes 3 and 11)
Minority Interest in Subsidiaries    .....................       4,750,185         8,007,551         8,472,488
Preferred Stock of Subsidiary, Redeemable (Note 6)  ......      23,661,526        25,556,105        27,089,471
Warrants Outstanding to Purchase Common Stock of
 Subsidiary  .............................................          15,000            15,000            15,000
Stockholders' Equity (Notes 7 and 8):
   Common stock, $.0001 par value:
    Authorized shares--11,661,290
    Issued and outstanding shares--11,426,525    .........           1,143             1,143             1,143
   Capital in excess of par value    .....................     203,644,666       203,010,935       202,983,641
   Accumulated deficit   .................................    (188,595,067)     (187,707,881)     (187,231,563)
   Translation adjustment   ..............................         (12,952)           40,457            11,005
                                                            --------------    --------------    --------------
     Total Stockholders' Equity   ........................      15,037,790        15,344,654        15,764,226
                                                            --------------    --------------    --------------
     Total Liabilities and Stockholders' Equity  .........  $   84,910,826    $  105,462,885    $  105,821,439
                                                            ==============    ==============    ==============

                            See accompanying notes.

           ARCUS GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                      Nine Months Ended
                                                        Year Ended December 31,                         September 30,
                                           -------------------------------------------------   --------------------------------
                                              1994              1995             1996             1996             1997
                                           ---------------   --------------   --------------   --------------   ---------------
                                                                                                         (Unaudited)
Revenues:
 Storage and transport   ...............    $         --     $ 16,158,490     $ 43,671,062     $ 31,853,307      $ 38,173,659
 Other    ..............................              --        4,519,868       22,310,314       13,315,113        30,795,249
                                            ------------     ------------     ------------     ------------      ------------
   Total Revenues  .....................              --       20,678,358       65,981,376       45,168,420        68,968,908
Operating Expenses:
 Cost of services rendered  ............              --        9,450,781       32,737,753       21,803,502        37,725,824
 Selling and administrative
   expenses  ...........................              --        6,632,234       21,591,852       14,642,683        20,279,524
 Holding company expenses   ............         504,291        1,122,653        1,991,115        1,039,067         1,023,538
 Depreciation and amortization    ......              --        1,608,479        4,449,025        3,214,479         4,550,373
                                            ------------     ------------     ------------     ------------      ------------
   Total Operating Expenses    .........         504,291       18,814,147       60,769,745       40,699,731        63,579,259
                                            ------------     ------------     ------------     ------------      ------------
Operating Income (Loss)  ...............        (504,291)       1,864,211        5,211,631        4,468,689         5,389,649
Other Income (Expense):
 Interest income (expense), net   ......       1,165,373          612,499       (1,668,324)      (1,145,742)       (1,954,064)
 Equity in income of/writedown
   of investment in limited
   partnership  ........................          49,042           53,346           34,481               --          (571,262)
 Minority interest    ..................          87,345          (58,329)        (321,023)        (310,988)         (427,639)
 Preferred stock dividends of
   subsidiary   ........................      (1,028,000)      (1,754,240)      (1,894,579)      (1,420,934)       (1,533,366)
                                            ------------     ------------     ------------     ------------      ------------
Income (Loss) Before Income
 Taxes    ..............................        (230,531)         717,487        1,362,186        1,591,025           903,318
Provision for Income Taxes
 (Note 9)    ...........................              --          226,000          475,000          391,000           427,000
                                            ------------     ------------     ------------     ------------      ------------
Net Income (Loss)  .....................    $   (230,531)    $    491,487     $    887,186     $  1,200,025      $    476,318
                                            ============     ============     ============     ============      ============
Earnings (Loss) per share   ............    $       (.02)    $       0.04     $       0.08     $       0.11      $       0.04
                                            ============     ============     ============     ============      ============
Weighted average shares
outstanding  ...........................      11,426,525       11,426,525       11,426,525       11,426,525        11,426,525
                                            ============     ============     ============     ============      ============


                            See accompanying notes.

                               ARCUS GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                          Capital in
                                              Common      Excess of        Accumulated         Translation
                                               Stock      Par Value          Deficit            Adjustment       Total
                                              --------   --------------   ------------------   ------------   ---------------
Balances at December 31, 1993  ............    $1,143     $203,644,666     $ (188,856,023)      $      --      $14,789,786
   Net loss  ..............................        --               --           (230,531)             --         (230,531)
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1994  ............     1,143      203,644,666       (189,086,554)             --       14,559,255
   Currency translation adjustment   ......        --               --                 --         (12,952)         (12,952)
   Net income   ...........................        --               --            491,487              --          491,487
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1995  ............     1,143      203,644,666       (188,595,067)        (12,952)      15,037,790
   Subsidiary stock issuances  ............        --         (633,731)                --              --         (633,731)
   Currency translation adjustment   ......        --               --                 --          53,409           53,409
   Net income   ...........................        --               --            887,186              --          887,186
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1996  ............     1,143      203,010,935       (187,707,881)         40,457       15,344,654
   Subsidiary stock issuances
    (unaudited) ...........................        --          (27,294)                --              --          (27,294)
   Currency translation adjustment
    (unaudited) ...........................        --               --                 --         (29,452)         (29,452)
   Net income (unaudited)   ...............        --               --            476,318              --          476,318
                                               -------    ------------     --------------       ---------      -----------
Balances at September 30, 1997
 (unaudited)    ...........................    $1,143     $202,983,641     $ (187,231,563)      $  11,005      $15,764,226
                                               =======    ============     ==============       =========      ===========


                            See accompanying notes.

            ARCUS GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                             Nine Months Ended
                                                  Year Ended December 31,                      September 30,
                                      ----------------------------------------------- ------------------------------
                                         1994            1995            1996            1996             1997
                                      -------------- --------------- ---------------- --------------- ----------------
                                                                                                (Unaudited)
Operating Activities:
 Net income (loss)    ............... $  (230,531)   $    491,487     $     887,186    $  1,200,025    $     476,318
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
  Equity in income of/writedown
    of investment in limited
    partnership    ..................     (49,042)        (53,346)          (34,481)             --          571,262
  Minority interest   ...............     (87,345)         58,329           321,023         310,988          427,639
  Preferred stock dividends of
    subsidiary  .....................   1,028,000       1,754,240         1,894,579       1,420,934        1,533,366
  Depreciation and amortization   ...       3,765       1,608,479         4,449,025       3,214,479        4,550,373
  Provision for losses on accounts
    receivable  .....................          --          15,000            56,000          32,000          (78,314)
  (Gain) loss on disposal of assets         5,443             185           (18,110)        (13,106)             802
 Changes in operating assets and
    liabilities, net of acquisitions:
  Accounts receivable    ............          --      (1,642,378)       (2,911,055)     (1,623,541)      (1,567,953)
  Other receivables   ...............     (58,070)       (719,500)         (334,628)       (334,628)              --
  Inventory  ........................          --         (18,239)          (65,232)          1,160           28,324
  Prepaid expenses    ...............          --        (314,361)          (26,017)        187,911         (181,214)
  Other assets  .....................     (19,825)         (7,315)          (96,821)         44,554          (19,352)
  Accounts payable    ...............     (29,972)      1,395,537         2,099,867        (863,221)      (2,610,994)
  Accrued, other liabilities and
    deferred revenue  ...............  (1,205,406)        872,428           419,907         (89,095)         227,319
                                      ------------   -------------    -------------    ------------    -------------
    Net Cash Provided by
      (Used in) Operating
      Activities   ..................    (642,983)      3,440,546         6,641,243       3,488,460        3,357,576
Investing Activities:
  Acquisitions, net of cash acquired           --     (48,751,173)      (15,128,889)     (7,646,245)      (6,911,046)
  Purchases of property and
   equipment    .....................          --      (2,303,595)       (5,303,665)     (3,242,460)      (2,839,532)
  Investment purchases   ............     (82,857)             --                --              --         (666,662)
  Distributions from limited
   partnership  .....................     163,127         128,193            38,760              --               --
  Sales of properties    ............          --              --         1,808,959       1,808,959               --
  Other investing activities   ......       1,000          (8,085)           (4,897)        113,493          (52,574)
                                      ------------   -------------    -------------    ------------    -------------
    Net Cash Provided by
      (Used in) Investing
      Activities   ..................      81,270     (50,934,660)      (18,589,732)     (8,966,253)     (10,469,814)


                            See accompanying notes.

                                                                                         Nine Months Ended
                                               Year Ended December 31,                     September 30,
                                    --------------------------------------------- -----------------------------
                                       1994           1995           1996            1996            1997
                                    ------------- --------------- --------------- --------------- ---------------
                                                                                            (Unaudited)
Financing Activities:
  Proceeds from issuance of
   subsidiary preferred stock,
   net of issuance costs  .........   20,879,286            --               --              --              --
  Proceeds from sales of
   subsidiary common stock to
   minority stockholders  .........    2,500,000     2,279,200               --              --          10,004
  Proceeds from issuance of
    subsidiary common stock
    warrants  .....................       15,000            --               --              --              --
  Proceeds from issuances of
   long-term debt   ...............           --    30,000,000        9,883,000       5,857,000       6,419,152
  Payments on long-term debt    ...           --    (1,580,544)      (3,540,918)     (2,075,585)     (2,649,021)
  Net increase (decrease) in
    revolving line of credit    ...           --     3,000,000       (1,100,000)     (2,100,000)     (1,900,000)
                                     ------------ -------------    ------------    ------------    ------------
    Net Cash Provided by
      Financing Activities   ......   23,394,286    33,698,656        5,242,082       1,681,415       1,880,135
Effect of Exchange Rate Changes on
 Cash   ...........................           --        (2,220)          14,839             884          (6,769)
                                     ------------ -------------    ------------    ------------    ------------
Net Increase (Decrease) in Cash       22,832,573   (13,797,678)      (6,691,568)     (3,795,494)     (5,238,872)
Cash and Cash Equivalents at
 Beginning of Period   ............   15,065,055    37,897,628       24,099,950      24,099,950      17,408,382
                                     ------------ -------------    ------------    ------------    ------------
Cash and Cash Equivalents at End
 of Period    .....................  $37,897,628  $ 24,099,950     $ 17,408,382    $ 20,304,456    $ 12,169,510
                                     ============ =============    ============    ============    ============

                            See accompanying notes.

                               ARCUS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1995
(Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

1. Organization and Business


     Approximately 58% of the common stock of Arcus Group, Inc. (AGI), formerly United Gas Holding Corporation, is owned by GKH Investments, L.P. and certain related companies. AGI owns 80% of the outstanding common stock of United Acquisition Company (UAC), UAC owns 81% of the outstanding common stock of Arcus Technology Services, Inc. (ATSI) at September 30, 1997 (81% and 87% at December 31, 1996 and 1995, respectively).


     ATSI, formerly Arcus Holdings Corporation, was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method. From November 1, 1992, when its previous operating subsidiaries were sold, until the acquisition of Arcus as of July 31, 1995, neither AGI nor UAC made any acquisitions or earned any revenue other than interest income and the equity in a limited partnership interest. During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI), and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired (see Note 3).


     These financial statements include the accounts of AGI and its subsidiaries, UAC, ATSI, Arcus, ADSI, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited
(ADSL). All intercompany transactions between AGI and its subsidiaries have been eliminated. The term "Company" includes AGI, UAC, ATSI, Arcus, ADSI, ADSL, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated.


     The Company, through ATSI and its subsidiaries, provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, Arcus provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 96%, 81%, 86% and 65% of the Company's revenue during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.


     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A majority of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

2. Summary of Significant Accounting Policies


Cash and Cash Equivalents

     Cash represents cash deposits and cash equivalents comprised of high quality debt instruments with maturities of 60 days or less.


Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives: buildings--40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $495,000, $1,230,000, $859,000 and $971,000 for the years ended December 31,
1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


Other Assets

     Other assets are comprised of long-term deposits, intangible assets, deferred organization costs and, in 1995, certain property and improvements being held for sale. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Deferred organization costs, incurred in conjunction with the formation of UAC, are being amortized over 5 years. Related amortization expense was $4,000, $100,000, $216,000, $177,000 and $87,000 for the years ended December 31, 1994,
1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period.


Revenues

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 13 for revenues by business segment.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     Included in other revenues are product sales, net of product costs, totaling $665,000, $1,800,000, $1,226,000, and $1,640,000 for the years ended
December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. Product sales are presented on a net basis since the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $4,367,000, $10,465,000, $6,811,000 and $9,370,000 for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Holding Company Expenses

     Holding company expenses include salaries and other administrative expenses incurred by AGI and UAC which are unrelated to the ongoing operations of ATSI and its subsidiaries.


Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. The interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


Income Taxes

     Deferred income taxes are recorded using the liability method and reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


Earnings (Loss) Per Share

     Earnings (loss) per common and common equivalent share data is calculated based on the weighted average common and common equivalent shares outstanding for the respective period, except for loss periods where the common equivalent shares are excluded because their effect is antidilutive. Common equivalent shares assume the exercise of all dilutive stock options using the treasury stock method. Primary and fully diluted earnings per share are not materially different in the years presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The change is expected to have no effect on earnings per share for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.


Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 8).


Reclassifications

     Certain 1994 and 1995 amounts have been reclassified in order to conform to the 1996 presentations.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Acquisitions

     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the Company's statement of operations and statement of cash flows for the period from the purchase date through December 31, 1996. In connection with certain of the acquisitions ATSI issued shares of its common stock to the sellers as partial consideration and UAC bought additional ATSI shares to assist in financing the cash portion of the acquisition. The fair value of ATSI's stock issued to sellers or sold to UAC in connection with the acquisitions was determined by the ATSI Board of Directors based on formulas used in similar transactions.

     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. At December 31, 1996, the purchase price was comprised of approximately $6,240,000 of net cash payments, 228,242 shares of ATSI common stock, and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997.

     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of ATSI's common stock at $16.55 per share (see Note 5). In addition, should Trinity meet certain predefined profitability targets for the twelve months ended March 31, 1997, the former owner will be entitled to a contingent amount based upon a multiple of increased earnings, as defined. The contingent purchase price, if any, will be paid in a combination of cash (80%), a subordinated note payable (20%), and immediately vested five-year options to purchase additional shares of the Company's common stock. The contingent purchase price, if any, will increase costs in excess of net assets acquired. See Note 15--"Subsequent Events".

     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of ATSI's common stock, a 10-year warrant for the purchase of 10,000 additional shares of ATSI's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.

     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of ATSI's common stock, and assumption of specific liabilities.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

4. Investments

     In June 1993, the Company loaned $1 million on behalf of Damson East Texas Partners, L.P. (DETP) to Texas Trinity River Corp. which is substantially owned by a stockholder of the Company. In July 1993, DETP repaid $280,000 of the above loan and the Company converted the remaining balance into a 57% limited partnership interest in DETP. The general partner is Texas Trinity River Corp. DETP was formed to purchase and develop oil and gas properties, including pipelines, transportation and gathering systems and processing facilities. Profits and losses are generally allocated based upon the ownership percentages subject to restrictions defined in the partnership agreement. The Company has an operating capital commitment for an additional $880,000 which could bring total potential contributions to $1.6 million. As of December 31, 1994, the Company had contributed approximately $250,000 of the operating capital commitment. The Company was notified in 1994 by the operator of the properties that DETP may not require further investment funds as they believe any additional work can be funded from cash flow. However, the commitment remains in place. The Company accounts for the partnership investment under the equity method. See Note 15--"Subsequent Events" regarding the writedown of the Company's investment in DETP as of September 30, 1997.

     In June 1997, UAC purchased 158,729 shares of Convertible, Series C, Preferred Stock of Connected, Incorporated for $667,000. If these preferred shares were converted into common stock, UAC would own less than 20% of Connected, Incorporated. Accordingly, UAC accounts for this investment under the cost method.


5. Long-Term Debt

     In connection with the acquisition of Arcus, ATSI entered into a $52 million credit facility (the Facility). Under the Facility, ATSI received $18 million under a five-year term loan agreement (Term A Loan), $12 million under a seven year term loan agreement (Term B Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, ATSI amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. See Note 15--"Subsequent Events."

     Under the Facility, ATSI may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the U.S. Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 of such prepayment made during 1996. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects ATSI to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of ATSI and its subsidiaries.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), ATSI issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,954,000 remains outstanding at December 31, 1996 and September 30, 1997,

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

respectively. Of this amount, $4,405,000 and $1,053,000 is due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and September 30, 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and September 30, 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit for the same amount expiring February 3, 1998, which ATSI plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability. In 1997, $1,968,000 of acquisition obligations were financed through the Acquisition Facility.


     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank the amount, if any, by which the Company's interest payments on $15 million of its long-term debt exceeds 8.9375% plus the related premium (2.5% to 3.0%). The interest rate cap agreement expired on September 5, 1997.


     Long-term debt is as follows:

                                                                    December 31,
                                                            -----------------------------   September 30,
                                                               1995            1996             1997
                                                            -------------   -------------   --------------
   Term A Loan, increasing quarterly principal
    payments over a four-year period beginning
    March 31, 1996   ....................................   $17,082,000     $14,316,000      $12,271,000
   Term B Loan, nominal quarterly principal payments
    for the five year period beginning September 30,
    1995 with balance due in equal quarterly
    installments for the following two years    .........    11,364,000      10,839,000       10,805,000
   Acquisition Facility, increasing quarterly principal
    payments over a four year period starting
    September 30, 1999  .................................            --       9,725,000       16,144,000
   Revolver, principal due five years from July 31,
    1995, with ATSI having the option to extend for
    an additional three years with bank approval   ......     3,000,000       1,900,000               --
   Acquisition notes and obligations   ..................            --       5,485,000        2,954,000
   7% mortgage note payable in quarterly principal and
    interest installments, maturing April 2001  .........       521,000         441,000          376,000
   Capital lease obligations  ...........................        30,000          26,000           16,000
                                                            ------------    ------------     ------------
                                                             31,997,000      42,732,000       42,566,000
   Less current portion .................................     2,272,000       4,407,000        3,906,000
                                                            ------------    ------------     ------------
                                                            $29,725,000     $38,325,000      $38,660,000
                                                            ============    ============     ============

     Scheduled payments based on long-term debt outstanding at December 31, 1996 are as follows:


 1997   ............   $ 4,407,000
 1998   ............     4,028,000
 1999   ............     4,499,000
 2000   ............     8,557,000
 2001   ............     8,632,000
 Thereafter   ......    12,609,000
                       ------------
                       $42,732,000
                       ============

     Cash payments for interest during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 were $913,000, $3,131,000, $2,284,000 and $2,670,000, respectively. No cash payments for interest were made in 1994.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     At December 31, 1995 and 1996 and September 30, 1997, the fair value of ATSI's revolving line of credit and long-term debt approximated its carrying value.


6. Preferred Stock of Subsidiary

     UAC has authorized 200,000 shares of undesignated preferred stock with a par value of $0.01. No shares have been issued.

     UAC has also authorized 50,000 shares of Series A preferred stock with a par value of $0.01 per share and a liquidation value of $1,000 per share. Holders of Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share. Dividends are to be declared quarterly, compounded and paid annually on the last business day of December through additional shares of Series A preferred stock. At September 30, 1997, UAC had accrued the payment of a dividend for the years ended December 31, 1994, 1995, 1996 and the nine month period ended September 30, 1997, on its Series A preferred stock, payable in additional shares of preferred stock.

     The Series A preferred stock of UAC is redeemable, in whole, at the option of UAC at a redemption price of $1,000 per share plus accrued and unpaid dividends.


7. Warrants to Purchase Common Stock of UAC

     UAC has issued 1.5 million warrants to purchase shares of UAC's common stock. Each warrant entitles the holder to purchase one share of common stock at the exercise price upon the occurrence of a capital change (as defined in the warrant agreement) or after January 13, 2005, and on or before January 13, 2010. The exercise price is $13.75 per share, subject to adjustment as provided in the warrant agreement.


8. Stock Option Plans

     On July 31, 1995, UAC's Board of Directors approved the United Acquisition Company 1995 stock option plan whereby UAC could award options to purchase up to 260,000 shares of common stock of UAC to its officers and employees. The options granted to date vest one third at the date of grant with the remainder vesting in equal amounts on the first and second anniversaries of the date of grant and expire 10 years from the date of grant with extension possible. The options contain certain restrictions on exercise as defined in the stock option plan. No options were granted during 1996. As of December 31, 1996, no shares had been exercised, 144,926 shares were vested and 42,610 shares were available for grant.

     Vested options only become exercisable if AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996.

     The following is a summary of employee stock option transactions under the UAC 1995 Stock Option Plan:


                                                         Number       Option Price
                                                        of Shares      Per Share
                                                        -----------   -------------
   Granted on July 31, 1995  ........................   217,390          $12.50
                                                        -------
   Outstanding at December 31, 1995 and 1996   ......   217,390          $12.50
                                                        =======

     A total of 260,000 shares of UAC common stock were reserved for issuance under the UAC 1995 stock option plan at December 31, 1996. At December 31, 1996, UAC had 1,000,001 shares of common stock outstanding and the net book value per share of UAC common stock was $10.62.

     The ATSI 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and September 30, 1997, respectively, of authorized but unissued common stock of ATSI for sale or award to directors,

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.


     Options expire on the date set by the Plan Administration Committee of the ATSI Board of Directors (the Committee), but in no case later than ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.


     During 1995 and 1996, ATSI granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options becoming exercisable semi-annually over a four year period. At December 31, 1996, 101,060 shares were vested.


     Vested options only become exercisable if either UAC's ownership of ATSI or AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996. As of December 31, 1996, no shares had been exercised or canceled and 53,000 shares remain available for grant.


     The following is a summary of employee stock option transactions under ATSI's 1995 Stock Option Plan:


                                                                                Weighted
                                              Number        Option Price      Average Option
                                             of Shares        Per Share      Price per Share
                                             -----------   ---------------   ----------------
 Granted after July 31, 1995  ............     198,100          $8.00             $ 8.00
                                               --------
 Outstanding at December 31, 1995   ......     198,100          $8.00             $ 8.00
 Granted in 1996  ........................      88,900      $10.24-$11.03         $10.71
                                               --------
 Outstanding at December 31, 1996   ......     287,000      $8.00-$11.03          $ 8.84
                                               ========

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 was approximately 9 years.


     A total of 365,000 and 465,000 shares of ATSI common stock were reserved for issuance under ATSI's 1995 Stock Option Plan, the acquisition options (see
Note 3) and the acquisition warrant (see Note 3) at December 31, 1996 and September 30, 1997, respectively. At December 31, 1996, ATSI had 3,205,263 shares of common stock outstanding and the net book value per share of ATSI common stock was $9.55.

     Pro forma information regarding net income and the net loss attributed to common stockholders is required by SFAS No. 123, and has been determined as if the Company had accounted for employee stock options granted by subsidiaries under the fair value method. The fair value for options granted ($217,000 in 1995 and $0 in 1996) was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates of 5.6%; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income for 1995 and 1996, would be $458,000 and $820,000, respectively.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

9. Income Taxes
     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                    December 31,
                                                        -------------------------------------   September 30,
                                                            1995                1996                1997
                                                        -----------------   -----------------   -----------------
   Deferred tax assets:
    Net operating losses  ...........................    $  174,093,000      $  173,228,000      $  172,060,000
    Tax credits  ....................................         3,814,000           3,879,000           3,949,000
    Property and equipment   ........................           122,000                  --               4,000
    Accrued liabilities   ...........................            43,000             166,000             187,000
    Other  ..........................................             5,000              14,000               8,000
                                                         --------------      --------------      --------------
                                                            178,077,000         177,287,000         176,208,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired in stock
      purchase transactions and other assets   ......          (123,000)           (455,000)           (676,000)
    Property and equipment   ........................                --             (46,000)                 --
                                                         --------------      --------------      --------------
                                                               (123,000)           (501,000)           (676,000)
                                                         --------------      --------------      --------------
                                                            177,954,000         176,786,000         175,532,000
   Valuation allowance    ...........................      (177,954,000)       (176,786,000)       (175,532,000)
                                                         --------------      --------------      --------------
   Net deferred tax assets   ........................    $           --      $           --      $           --
                                                         ==============      ==============      ==============

     The components of the provision for income taxes are as follows:

                                                                Nine Months Ended
                             Year Ended December 31,              September 30,
                       ------------------------------------   ----------------------
                         1994         1995         1996         1996         1997
                       ----------   ----------   ----------   ----------   ---------
   Current:
    Federal   ......   $     --     $ 50,000     $ 65,000     $ 68,000     $ 70,000
    State  .........         --      176,000      410,000      323,000      357,000
                       ---------    ---------    ---------    ---------    ---------
                             --      226,000      475,000      391,000      427,000
   Deferred   ......         --           --           --           --           --
                       ---------    ---------    ---------    ---------    ---------
                       $     --     $226,000     $475,000     $391,000     $427,000
                       =========    =========    =========    =========    =========

     The reasons for the difference between the total tax provision and the amount computed by applying the statutory federal income tax rate to income
(loss) before income taxes, minority interest, preferred stock dividend of subsidiary and equity in income of limited partnership are as follows:

                                                                                      Nine Months Ended
                                                  Year Ended December 31,               September 30,
                                            ------------------------------------   -----------------------
                                             1994         1995         1996         1996         1997
                                            ----------   ----------   ----------   ----------   ----------
   Federal tax at statutory rate   ......      34.0%        34.0%        34.0%        34.0%        34.0%
   State tax provision ..................        --          4.7          7.6          6.4          6.9
   Change in deferred tax asset valuation
    allowance    ........................     (34.0)       (32.0)       (32.9)       (36.0)       (36.5)
   Other   ..............................        --          2.4          4.7          7.4          8.0
                                             ------       ------       ------       ------       ------
                                                0.0%         9.1%        13.4%        11.8%        12.4%
                                             ======       ======       ======       ======       ======

     At December 31, 1996, the Company had an approximate gross NOL carryforward position of $494 million for regular federal income tax purposes and approximately $266 million for federal alternative minimum tax purposes. Future utilization of NOL carryforwards related to periods prior to October 9, 1990 is generally limited to approximately $13 million per year with any unused portion within a particular year available for utilization in subsequent years through December 31, 2005. Accordingly, the appropriate maximum utilization of pre-October 9, 1990 NOLs is estimated to be $198 million. Post-October 8, 1990 NOLs of approximately $75 million and alternative minimum tax NOLs of approximately $62 million are currently not subject to an annual limitation.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     Accordingly, it is estimated the maximum utilization of regular tax NOL carryforwards is $273 million (alternative minimum tax NOLs of $260 million) with an approximate balance of $267 million (alternative minimum tax NOLs of $254 million) remaining at December 31, 1996. The NOL carryforwards expire throughout the 2003-2009 time period.

     Additionally, the Company has estimated alternative minimum tax credits of $879,000 with no expiration date. Investment tax credit (ITC) carryforwards of $3 million are also available until 1998, at which time they begin to expire. It is unlikely these ITCs will be utilized.

     Current tax laws and regulations relating to specified changes in ownership may further limit the availability of the Company's utilization of its NOLs and tax credit carryforwards. As of December 31, 1996, the Company was not aware of any ownership changes which would further limit the utilization of the NOLs and tax credit carryforwards.

     Cash payments for income taxes during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, were $720,000, $609,000, $499,000 and $619,000, respectively. No cash payments for income taxes were made during 1994.


10. Retirement Plans

     On August 1, 1995, ATSI adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of ATSI and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st and July 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. ATSI matches one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, $115,000 and $145,000 for the years ended December 31, 1995 and 1996, and the nine month periods ended September 30, 1996 and 1997, respectively. ATSI may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. ATSI provided for a voluntary contribution in 1995 and 1996, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 was $147,000, $430,000, $348,000 and $382,000, respectively.


11. Commitments and Contingencies

     As of September 30, 1997, the Company leased 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1996, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1996. These two leases each have fifteen-year terms that will commence during 1997. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $1,578,000 and $4,500,000 for the years ended December 31, 1995 and 1996, respectively. Included in these amounts are $554,000 and $1,361,000, respectively, of operating lease expense related to facilities leased from ATSI shareholders.

     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1996 are as follows:

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)


 1997   ..............................   $ 5,153,000
 1998   ..............................     4,808,000
 1999   ..............................     4,363,000
 2000   ..............................     3,871,000
 2001   ..............................     3,106,000
 Thereafter   ........................    19,441,000
                                         ------------
 Total minimum lease payments   ......   $40,742,000
                                         ============

     The Company has a $250,000 standby letter of credit payable to its bank to secure its operating cash accounts.


12. Related Party Transactions

     During the year ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, UAC paid GKH Partners, a stockholder of AGI and of UAC, investment advisory and other fees of $125,000, $125,000, $178,000, $118,000 and $148,000 respectively. The investment advisory fee is included in holding company expenses in the consolidated statements of operations.


13. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment.


                                                                                             Nine Months Ended
                                                   Year Ended December 31,                     September 30,
                                         -------------------------------------------- -----------------------------
                                            1994          1995            1996            1996            1997
                                         ------------- -------------- --------------- --------------- ---------------
 Revenues
 Data Security  ........................ $        --   $19,867,759     $ 53,145,334    $ 38,553,505    $ 44,573,634
 Technical staffing   ..................          --       810,599       12,997,907       6,711,491      24,717,499
 Intercompany eliminations  ............          --            --         (161,865)        (96,576)       (322,225)
                                          ----------   ------------    ------------    ------------    ------------
 Total revenues    ..................... $        --   $20,678,358     $ 65,981,376    $ 45,168,420    $ 68,968,908
                                          ==========   ============    ============    ============    ============
 Cost of Services Rendered
 Data security  ........................ $        --   $ 8,929,784     $ 23,554,642    $ 17,063,800    $ 19,831,627
 Technical staffing   ..................          --       520,997        9,344,976       4,836,278      18,216,422
 Intercompany eliminations  ............          --            --         (161,865)        (96,576)       (322,225)
                                          ----------   ------------    ------------    ------------    ------------
 Total costs of services rendered    ... $        --   $ 9,450,781     $ 32,737,753    $ 21,803,502    $ 37,725,824
                                          ==========  ============    ============     ============    ============

 Depreciation and Amortization
 Data security  ........................ $        --   $ 1,488,093     $  3,907,825    $  2,881,767    $  3,310,817
 Technical staffing   ..................          --         1,575          219,586         103,694         929,076
 Corporate   ...........................          --       118,811          321,614         229,018         310,480
                                          ----------   ------------    ------------    ------------    ------------
 Total depreciation and amortization     $        --   $ 1,608,479     $  4,449,025    $  3,214,479    $  4,550,373
                                          ==========    ===========    ============    ============    ============
 Operating Income
 Data security  ........................ $        --   $ 4,629,540     $ 12,149,565    $  9,040,836    $  9,888,168
 Technical staffing   ..................          --       114,709          442,812         233,283         257,714
 Corporate   ...........................    (504,291)   (2,880,038)      (7,380,746)     (4,805,430)     (4,756,233)
                                          ----------   ------------    ------------    ------------    ------------
 Total operating income  ............... $  (504,291)  $ 1,864,211     $  5,211,631    $  4,468,689    $  5,389,649
                                          ==========   ============    ============    ============    ============

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)


                                                                               Nine Months Ended
                                         Year Ended December 31,                 September 30,
                                 ---------------------------------------- -------------------------
                                   1994         1995           1996          1996           1997
                                 ----------- ------------- -------------- ------------- -------------
 Capital Expenditures
 Data security   ............... $       --   $ 2,115,127   $  4,363,670   $ 2,752,349   $  2,054,901
 Technical staffing    .........         --        43,662        317,302       157,238        634,484
 Corporate    ..................         --        14,806        622,693       332,873        150,147
                                  ----------  ------------  -------------  ------------  -------------
 Total capital expenditures  ... $       --   $ 2,303,595   $  5,303,665   $ 3,242,460   $  2,839,532
                                  =========== ============  =============  ============  =============
 Identifiable Assets
 Data security   ...............  $      --   $59,657,300   $ 85,687,540                 $ 88,429,038
 Technical staffing    .........         --       152,260      2,041,337                    3,835,987
 Corporate    ..................         --    25,101,266     17,734,008                   13,556,414
                                  ----------  ------------  -------------                -------------
 Total identifiable assets   ...         --   $84,910,826   $105,462,885                 $105,821,439
                                  ==========  ============  =============                =============

14. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the acquisition of ATSI described in Note 1 and the acquisitions discussed in
Note 3 occurred on January 1, 1995 and as if the acquisition discussed in Note 15 occurred on January 1, 1996.


                                                                  Nine Months
                                   Year Ended December 31,          Ended
                                -----------------------------    September 30,
                                   1995            1996             1997
                                -------------   -------------   --------------
   Revenues   ...............   $64,512,369     $89,208,750      $74,630,285
                                ============    ============     ============
   Operating income    ......   $ 5,297,161     $ 7,521,191      $ 5,883,093
                                ============    ============     ============
   Net income ...............   $ 1,190,579     $ 1,769,519      $   740,941
                                ============    ============     ============
   Earnings per share  ......   $      0.10     $      0.15      $      0.06
                                ============    ============     ============

15. Subsequent Events

     In May 1997, the Company filed a lawsuit against the United States for refund of excess federal income taxes paid of $828,128 for the tax year ended December 31, 1995. In September 1997, the United States filed its answer denying the Company's request for refund with respect to its 1995 federal income tax return. The Company believes its 1995 federal tax filing positions have merit and expects to prevail. In the event the Company does not prevail, its NOL carryforwards will and its 1996 and 1997 tax liability may be adversely affected.

     In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business. The assets were sold to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner.

     On June 11, 1997, ATSI amended its credit agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
         (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     On August 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a company operating in the contract information technology staffing services business in northern California, Oregon and Washington state for approximately $4,889,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,889,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41 with various vesting dates. Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash payment of up to $750,000. The acquired company had revenues and operating income for the year ended December 31, 1996 of approximately $8.4 million and $1.2 million, respectively.

     Based upon an offer received to purchase AGI's interest in DETP (see Note
4), the Company wrote down its investment in the partnership by $571,000 as of September 30, 1997.

     On September 26, 1997, Iron Mountain Incorporated signed a definitive agreement to acquire all of the outstanding stock of the Company with anticipated closing in the first quarter of 1998.